Exhibit 2.1(a)

AGREEMENT FOR THE SALE AND PURCHASE OF VENICE TOPCO LIMITED
DATED 2 AUGUST 2013
THE INSTITUTIONAL SELLER AND THE SENIOR MANAGEMENT SELLERS AND THE OTHER SELLERS AND THE MANAGERS AND THE PURCHASER AND THE GUARANTOR

CONTENTS
Clause    Page

1.	Definitions and Interpretation	1
2.	Sale and Purchase	11
3.	Consideration	11
4.	Escrow Account and Conduct of Claims	11
5.	Condition Precedent	14
6.	Pre-Completion Undertakings	15
7.	Completion	19
8.	Post Completion	20
9.	Warranties and Undertakings	22
10.	Purchaser's Warranties and Undertakings	23
11.	Guarantor's Warranties and Undertakings	25
12.	Guarantee	26
13.	Announcements and Confidentiality	27
14.	Notices	29
15.	Further Assurances	31
16.	Post Completion Undertakings	32
17.	Assignments	33
18.	Payments	33
19.	General	34
20.	Whole Agreement	36
21.	Institutional Seller Representative	37
22.	Senior Management Representative	37
23.	Governing Law and Jurisdiction	38

Schedule

1.	The Sellers		38
	Part 1	The Institutional Seller	38
	Part 2	The Senior Management Sellers	39
	Part 3	Managers	40
	Part 4	The Other Sellers	41
2.	Company Details		42
3.	Completion		43
	Part 1	Sellers' Obligations	43
	Part 2	Purchaser's Obligations	44
4.	Limitations on Claims		45
5.	Basis of Preparation of Completion Statement and Final Completion Statement		48
6.	Pro Forma Completion Statement		51
7.	Pro Forma Final Completion Statement		52
8.	Independent Accountants		54

Signatories			56

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THIS AGREEMENT is made on 2 August 2013
BETWEEN:

(1)	HSBC INVESTMENT BANK HOLDINGS PLC whose address is set out in Part 1 of Schedule 1 (The Sellers) (the Institutional Seller);

(2)	THE PERSONS whose names and addresses are set out in Part 2 of Schedule 1 (The Sellers) (each a Senior Management Seller and together the Senior Management Sellers);

(3)	THE PERSONS whose names and addresses are set out in Part 3 of Schedule 1 (The Sellers) (each a Manager and together the Managers);

(4)
THE PERSONS whose names and addresses are set out in Part 4 of Schedule 1 (The Sellers) (each an Other Seller and together the Other Sellers, and together with the Institutional Seller and the Senior Management Sellers, the Sellers, and Seller shall be construed accordingly);

(5)	ACTUANT ACQUISITIONS LIMITED (registered number 07633576) whose address is Unit 601 Axcess 10 Business Park, Bentley Road South, Darlaston, West Midlands WS10 8LQ, United Kingdom (the Purchaser); and

(6)	ACTUANT CORPORATION whose address is N86 W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051, United States (the Guarantor).
BACKGROUND:

(A)	The Sellers together own the entire issued share capital of Venice Topco Limited (the Company). Details of the Company are contained in Schedule 2 (Company Details).

(B)
The Sellers wish to sell and the Purchaser wishes to purchase all the issued share capital of the Company free from any Encumbrances on the terms, and subject to the conditions, set out in this agreement.

(C)	The Guarantor is the ultimate holding company of the Purchaser and wishes to guarantee all of the obligations of the Purchaser arising pursuant to this agreement.
IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this agreement:
A Ordinary Shares means the A ordinary shares of £0.001 each in the capital of the Company;
Accounts Date means 31 December 2012;
Affiliates means in relation to:

(a)	a nominee – the beneficial owner in respect of which the nominee is holding Shares or another nominee of the same beneficial owner;

(b)	a corporation – its subsidiaries, its holding company and any other subsidiaries of that holding company;

(c)	a fund managed professionally for investment purposes or any person managing the investments of such a fund and/or:

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(i)
any other person or persons managing the investments of such funds or which are within the same wholly owned group as any person managing the investments of such funds or is or are a nominee or trustee for any of such persons;

(ii)	a nominee holding assets for such fund; or

(iii)	another fund which is controlled or managed by the same fund manager or by another member of the same wholly owned group as such fund manager or any nominee holding assets for any such other fund;
Agreed Form means, in relation to a document, the agreed form of that document which the Institutional Seller Representative, the Purchaser and the Senior Management Representative each initial for identification purposes;
Alix Partners Payment means the payment that will be paid to Alix Partners Ltd on Completion of the Transaction, such amount being eighty thousand British Pounds Sterling (£80,000);
B Ordinary Shares means the B ordinary shares of £0.001 each in the capital of the Company;
Bayliss Claim has the meaning given in clause 4.2 (Escrow Account and Conduct of Claims);
Bayliss Shares means the shares sold to William John Bayliss pursuant to the sale and purchase agreement dated 22 November 2012 between the Institutional Seller and William John Bayliss;
Books and Records has its common law meaning and includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes, other machine legible programmes or other records (excluding software);
Business means the business carried on by the Group as at, and before, Completion and includes any part of it;
Business Day means a day (other than a Saturday or Sunday or public holiday) on which banks are generally open in London or New York for normal business;
C Ordinary Shares means the C ordinary shares of £0.001 each in the capital of the Company;
Capex Creditors includes unpaid amounts in respect of Capex Prepayments and amounts owed following the capitalisation of associated fixed asset additions (including trade creditors and other creditors in this respect);
Capex Prepayments includes payments made in advance of the capitalisation of fixed asset additions, including deposits and stage payments on long lead assets;
Claim means any claim by the Purchaser or the Guarantor under or in connection with this agreement (but excluding any claim under clause 8.6 (Payment of adjustment));
Company has the meaning given to it in recital (A);
Competition Approval means: (a) the NCA confirming that the sale of the Shares is approved by it (either unconditionally or subject to the fulfilment of conditions, commitments or undertakings consented to by the Purchaser under clause 5.2 (Satisfaction of the Completion Condition)); (b) the NCA confirming that the sale of Shares need not be approved by it; or (c) approval of the sale of the Shares being deemed to be given by operation of applicable Norwegian law;
Completion means completion of the sale and purchase of the Shares against the names of the Sellers in accordance with this agreement;
Completion Amount means the amount specified as such in the Completion Statement;

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Completion Condition has the meaning given to it in clause 5.1 (Conditions);
Completion Date means the date on which Completion occurs;
Completion Statement means the written statement prepared in good faith by the Institutional Seller in accordance with Schedule 5 (Basis of Preparation of Completion Statement and Final Completion Statement) and Schedule 6 (Pro Forma Completion Statement);
Consideration means the aggregate of the Enterprise Valuation, less the Final Net Debt, less Exit Bonuses, less Transaction Fees, adjusted in accordance with clause 8.7 (Adjustments);
Court Order has the meaning given to it in clause 5.1 (Conditions);
Debt has the meaning given to it in paragraph 2.12 of Schedule 5 (Basis of Preparation of Completion Statement and Final Completion Statement);
Determined Claim has the meaning given to it in clause 4.3(a) (Escrow Account and Conduct of Claims);
Determined Liability has the meaning given to it in clause 4.3(a) (Escrow Account and Conduct of Claims);
Director means a person who is, at the date of this agreement, a director of a Group Company;
Directors’ and Officers’ Run-off Insurance means the extension of the D&O insurance policy covering certain directors and officers in respect of a period of 72 months after the date on which Completion occurs which will be in Agreed Form at the Completion Date.
Disputed Amounts has the meaning given to it in sub-clause 8.3(a) (Details required in the Objection Notice);
Effective Time means 23:59 on the day before the Completion Date;
Electronic Communication means an electronic communication as defined in the Electronic Communications Act 2000;
Employee means an individual who has entered into or works under a contract of employment with any Group Company and also includes any director or other officer of any Group Company whether or not he has entered into or works or worked under a contract of employment with any Group Company;
Encumbrances means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), or any agreement to create any of the foregoing and, as to the Shares, any voting agreement, proxy option or restriction on transfer (other than any restriction which is contained in the articles of association of the Company);
Enterprise Valuation means one hundred and fifty million British Pounds Sterling (£150,000,000);
Escrow Account means the interest-bearing deposit account held with the Escrow Agent in accordance with the Escrow Agreement or such other account as the Institutional Seller and the Purchaser may from time to time designate for the purpose of holding the Escrow Sum;
Escrow Agent means JPMorgan Chase Bank NA or such other agent as may be agreed between the Institutional Seller’s Representative and the Purchaser;
Escrow Agreement means the escrow agreement in the Agreed Form at Completion to be entered into between the Institutional Seller’s Representative, the Purchaser and the Escrow Agent;

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Escrow Sum means the sum of two hundred and twenty five thousand British Pounds Sterling (£225,000) to be paid into the Escrow Account under clause 4 (Escrow Account and Conduct of Claims), or such principal sum as shall remain in the Escrow Account for the time being;
Exit Bonuses means the sum payable to Christopher Forde, the sum payable to Tony Alexander, the sum payable to Christopher Chapman, the sum payable to Michael Main, the sum payable to Mathew Wells, the sum payable to Janice O'Brien and the sum payable to Jane Scott, in each case under such Exit Bonus Payee’s respective Exit Bonus Letter and conditional upon Completion occurring;
Exit Bonus Letters means, in respect of an Exit Bonus Payee, the letter between him and Viking SeaTech Limited in respect of his Exit Bonus;
Exit Bonus Payees means Christopher Forde, Tony Alexander, Christopher Chapman, Michael Main, Mathew Wells, Janice O'Brien and Jane Scott;
External Facilities means the Junior Debt and the Senior Debt;
External Facilities Repayment Amount means all amounts owing in respect of the External Facilities including all unpaid interest and other amounts accrued as at the Effective Time and all sums becoming due and payable on Completion, including any break costs, premium or similar payment;
Final Completion Statement means the written statement prepared in good faith by the Purchaser in the format set out in Schedule 5 (Basis of Preparation of Completion Statement and Final Completion Statement) and Schedule 7 (Pro Forma Final Completion Statement);
Final Net Debt means the amount of Debt as calculated in accordance with Schedule 5 (Basis of Preparation of Completion Statement and Final Completion Statement) and Schedule 7 (Pro Forma Final Completion Statement), which includes the External Facilities Repayment Amount, less all cash;
Final Working Capital means the amount as calculated in accordance with Schedule 5 (Basis of Preparation of Completion Statement and Final Completion Statement) and Schedule 7 (Pro Forma Final Completion Statement);
Group means, together, the Company and its Subsidiaries;
Group Companies means the Company and its Subsidiaries and Group Company means any one of them;
HMRC means Her Majesty’s Revenue and Customs;
holding company has the meaning given in section 1159 of the Companies Act 2006;
Independent Accountants has the meaning given in clause 8.4 (Referral to an Independent Accountant);
Inflexion means Inflexion Fund 2 Limited Partnership (acting through its general partner Inflexion Scottish Limited Partnership in turn acting through its general partner Inflexion General Partner Limited) and Inflexion Moorings Co-Investment A Limited Partnership (acting through its general partner Inflexion G.P. Limited);
Institutional Seller Director means each of Donald Featherstone, Patrick Sixsmith, Richard Cole, Anthony Bernbaum and Michael Kershaw;
Institutional Seller Representative means Michael Kershaw, Chief Investment Officer, Principal Investments, HSBC Bank plc, whose details are set out in sub-clause 14.1(b) (Delivery);

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Institutional Seller’s Group means the Institutional Seller and each of its subsidiaries, all its holding companies and all the other subsidiaries of each of its holding companies (other than the Group Companies) and member of the Institutional Seller’s Group shall be construed accordingly;
Institutional Seller's Solicitors means Allen & Overy LLP of One Bishops Square, London E1 6AD;
Interest means, in relation to an adjusting payment under clause 8.6 (Payment of adjustment), an amount equivalent to simple interest calculated daily on a 365-day basis at the rate of 1% per annum above the Reference Interest Rate;
Interim Working Capital Adjustment means: (i) if the Working Capital Estimate is less than £6,000,000, the amount of such deficiency (a negative amount); and (ii) if the Working Capital Estimate is greater than £8,500,000, the amount of such excess;
Junior Debt means amounts outstanding under the:

(a)	£42,000,000 15% subordinated redeemable loan notes due 2019 of Venice Fundco Limited issued to the Institutional Seller; and

(b)	£3,500,000 loan agreement dated 15 November 2010 between, amongst others, the Institutional Seller as lender and Venice Fundco Limited as borrower;
Junior Deed of Release means each deed of release between the Institutional Seller and the relevant members of the Group in respect of all security granted by members of the Group in favour of the Institutional Seller in connection with the Junior Debt;
Key Employees means the Senior Management Sellers, the Managers, Tom Bower, John Dick, Mathew Wells, Janice O'Brien, Matthew Gordon, Ronnie Coull, Gus Smart, Donald Taylor, Brian Reid, Anne Lorup, Irene Marken, Trond Waldow, Kare Pederson, Knut Fisketjon, Anna Keen, Jamie Scoringe, Mike Kochalski, Wenchao Zhang and Gavin Crossan;
Limited Participation Shares means the limited participation shares of £0.001 each in the capital of the Company;
Longstop Date means 31 October 2013;
Lundin Arrangement includes equipment being supplied on a rental basis to satisfy the client (Lundin Norway) requirements being called off against Lundin Frame Agreement No. LNAS 000290 with Viking Seatech Norge AS, to support the Island Innovator drilling programme. Viking Seatech Norge AS is providing this equipment both from its existing hire asset fleet and by the purchase of additional equipment where required;
Management Accounts means the unaudited consolidated balance sheet, profit and loss statement and cash flow statement of the Group in respect of the accounting period commencing on the day after the Accounts Date and ended on 30 June 2013, including all notes to such statements;
Material Adverse Change means any change, event or effect that will or would reasonably be expected to be material and adverse to the business, operations, assets, position (financial, trading or otherwise), profits or prospects of the Group taken as a whole, excluding, in any such case, any change resulting from (or in the case of paragraph (e) attributable to):

(a)
changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions save where such changes have or are reasonably expected to have a disproportionate adverse effect on the Group taken as a whole;

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(b)	changes in conditions generally affecting the oil services industry save where such changes have or are reasonably expected to have a disproportionate adverse effect on the Group taken as a whole;

(c)	war or political unrest in any country or region save where such event has or is reasonably expected to have a disproportionate adverse effect on the Group taken as a whole;

(d)	changes in laws or regulations save where such changes have or are reasonably expected to have a disproportionate adverse effect on the Group taken as a whole; or

(e)	the disclosure of the identity of the Purchaser;
NCA means the Norwegian Competition Authority;
Net Debt Estimate means the Institutional Seller's good faith estimate of Final Net Debt as at the Effective Time delivered to the Purchaser in accordance with clause 6.6 (Delivery by Institutional Seller);
Norwegian Defined Benefit Pension Scheme means the defined benefit pension scheme arranged with Storebrand Livsforsikring AS by each of Viking Sea Tech Holdings Norge AS, Viking Sea Tech Group Norge AS and Viking SeaTech Norge AS entitling the employees to the following pension benefits: retirement/old age pension, disability pension, spouse/cohabitant pension and child pension;
Objection Notice has the meaning given to it in clause 8.2 (Objection Notice);
Other Sellers' Solicitors means Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR;
Permitted Security Interest means:

(a)	any unpaid vendor's or supplier's lien arising in the ordinary course of the Business in order to secure amounts which are due for goods or services sold or supplied; and

(b)	liens arising by operation of law, including a banker's lien;
Purchaser's Group means the Purchaser and all its subsidiaries, all its direct or indirect holding companies and all the other subsidiaries of each of its direct or indirect holding companies and member of the Purchaser's Group shall be construed accordingly;
Purchaser's Solicitors means McDermott Will & Emery UK LLP of 110 Bishopsgate, London EC2N 4AY;
Reference Interest Rate means:

(a)	if the relevant day is a Business Day:

(i)	the rate for deposits in £ for a period of three months which appears on Reuters Page "LIBOR01" as at 11am London time; or

(ii)	the London Inter Bank Offered Rate for deposits in £ for a period of three months as quoted in the London Financial Times, if the rate is not available on Reuters Page "LIBOR01"; or

(b)	if the relevant day is not a Business Day:

(i)	the rate for deposits in £ for a period of three months which appears on Reuters Page "LIBOR01" as at 11am London time on the immediately preceding Business Day; or

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(ii)
the London Inter Bank Offered Rate for deposits in £ for a period of three months as quoted in the London Financial Times on the immediately preceding Business Day, if the rate is not available on Reuters Page "LIBOR01";

Release Date has the meaning given in clause 4.3 (Escrow Account and Conduct of Claims);
Senior Debt means amounts outstanding under the Senior Facilities Agreement;
Senior Deed of Release means each deed of release between DNB Bank ASA as the senior security agent and the relevant members of the Group in respect of all security granted by members of the Group in favour of DNB Bank ASA in connection with the Senior Debt;
Senior Facilities Agreement means the £73,000,000 senior facilities agreement dated 7 December 2011 between, amongst others, the Company, Venice Fundco Limited and DNB Bank ASA as facility agent and senior security agent, as amended;
Senior Management Representative means William John Bayliss, Group Chief Executive, Viking SeaTech, whose details are set out in sub-clause 14.1(d) (Delivery);
Senior Management Sellers' Solicitors means Addleshaw Goddard LLP of 100 Barbirolli Square, Manchester M2 3AB;
Shares means the A Ordinary Shares, B Ordinary Shares, C Ordinary Shares and Limited Participation Shares;
Songa Matter means any fact, matter or circumstance relating to transactions entered into by any or all of Viking Moorings (AUS) Pty Limited (now known as Viking Sea Tech (Australia) Pty Ltd) (Viking), Songa Rig AS (Songa) and Laiwu Steel Group Zibo Anchor Chain Co Ltd (Zibo) in relation to the manufacture by Zibo or the sale by Viking to Songa of anchor chains for offshore operational mooring purposes on oil rigs in the North Sea pursuant to:

(a)	a supply contract entered into in May 2010 between Viking and Songa comprising purchase orders TRYMAR1801778 and TRYMAR1801779; and

(b)	a manufacturing contract entered into in May 2010 between Viking and Zibo comprising purchase orders 0000051 and 0000052;
Subsidiary has the meaning given in section 1159 of the Companies Act 2006;
Target Working Capital Range means £6,000,000 to £8,500,000;
Tax means all forms of taxation, duties, levies, imposts and social security charges, whether direct or indirect, including corporate income tax, wage withholding tax, national social security contributions and employee social security contributions, value added tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, land taxes, environmental taxes and duties and any other type of taxes or duties payable by virtue of any applicable national, regional or local law or regulation and which may be due directly or by virtue of joint and several liability in any relevant jurisdiction; together with any interest, penalties, surcharges or fines relating to them, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction;
Tax Dispute has the meaning given in clause 4.11 (Escrow Account and Conduct of Claims);
Tax Matter has the meaning given in clause 4.10 (Escrow Account and Conduct of Claims);
Transaction means the proposed acquisition of the Shares by the Purchaser;

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Transaction Documents means this agreement and any other document entered into or to be entered into under this agreement, including the Warranty Deed;
Transaction Fees means the total professional and/or advisory fees incurred (and unpaid) or outstanding and to be paid by the Group in respect of the period prior to Completion (and Directors’ and Officers’ Run-off Insurance costs incurred prior to and after Completion) in connection with the Transaction (and as set out in Schedule 6 (Pro Forma Completion Statement)) being those of or in respect of:

(a)	HSBC M&A fees;

(b)	KPMG Vendor Assist;

(c)	KPMG Audit;

(d)	E&Y Tax;

(e)	Norton Rose LLP;

(f)	KPMG Vendor Due Diligence;

(g)	Merrill Corporation;

(h)	Pinsent Masons LLP;

(i)	Clayton Utz LLP;

(j)	Schjodt;

(k)	Wong Partnership;

(l)	IHS fees;

(m)	Directors’ & Officers’ Run-off Insurance;

(n)	Alix Partners Payment; and

(o)
any other third party professional advisory fees and expenses incurred by the Group at the Institutional Seller’s request in connection with the Transaction and which are unpaid (whether unbilled or the subject of an outstanding invoice);

Transfer Taxes means any stamp, registration, documentary, transaction, goods, sales, value added, use, real estate or other indirect or transfer Tax;
UK GAAP means all Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board, and mandatory as at the Effective Time;
Wandl Shares means the shares in the Company that will be sold pursuant to the Wandl SPA;
Wandl SPA means the agreement between WW Moor AS and the Institutional Seller dated the date of this agreement and pursuant to which the Wandl Shares will be sold to the Institutional Seller;
Warranties means the warranties given by the Institutional Seller and the Other Sellers to the Purchaser in clause 9.1 (Warranties) and Warranty means any one of them;
Warranty Deed means the deed entered into between, amongst others, the Purchaser and the Senior Management Sellers dated on or around the date of this agreement;

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Working Capital Adjustment means: (i) if the Final Working Capital is less than £6,000,000, the amount of such deficiency (a negative amount); and (ii) if the Final Working Capital is greater than £8,500,000, the amount of such excess; and
Working Capital Estimate means the amount set out in Schedule 6 (Pro Forma Completion Statement).

1.2	Statutes
In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a)	that enactment as amended, extended or applied by or under any other enactment (before, on or after the date of this agreement);

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)
any subordinate legislation (including regulations) made (before, on or after the date of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b), except to the extent that any legislation or subordinate legislation made or enacted after the date of this agreement would create or increase the liability of any Seller under this agreement.

1.3	Interpretation
In this agreement:

(a)	words denoting persons include bodies corporate and unincorporated associations of persons;

(b)	references to an individual include his estate and personal representatives;

(c)	subject to clause 17 (Assignments), references to a party to this agreement include the successors or permitted assigns (immediate or otherwise) of that party;

(d)
a person shall be deemed connected with another if that person is connected with that other within the meaning of sections 1122 and 1123 of the Corporation Tax Act 2010 other than sections 1122(4) and 1122(7), except that no Seller shall be connected with the Purchaser or any Group Company, nor shall any Seller be connected with any other Seller (or a connected person of another Seller) by virtue of the transactions contemplated by this agreement or being a holder of Shares in the Company;

(e)	the words including and include shall mean including without limitation and include without limitation, respectively;

(f)	the singular includes the plural (and vice versa);

(g)	any reference importing a gender includes the other genders;

(h)	any reference to a time of day is to London time;

(i)	any reference to £ is to British Pounds Sterling;

(j)	any reference to writing includes typing, printing, lithography, photography and facsimile but excludes any other form of Electronic Communication;

(k)	any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this agreement or that document;

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(l)	any reference to a company includes any company, corporation or other body corporate wheresoever incorporated;

(m)	any reference to a company or firm includes any company or firm in succession to all, or substantially all, of the business of that company or firm;

(n)
unless the contrary intention appears, a reference to a clause, sub-clause or schedule is a reference to a clause, sub-clause or schedule of or to this agreement. The schedules, and the recitals in the Background section, form part of this agreement;

(o)	the headings do not affect its interpretation;

(p)	if there is any conflict or inconsistency between a term in the body of this agreement and a term in any of the schedules, the term in the body of this agreement shall take precedence;

(q)
the ejusdem generis rule does not apply. Accordingly, specific words indicating a type, class or category of thing shall not restrict the meaning of general words following such specific words, such as general words introduced by the word "other" or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words;

(r)
a reference to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or other legal concept or matter shall be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the Transaction; and

(s)	notices to be provided under clauses 6.1(c), 6.3 and 6.4 may be provided by email.

2.	SALE AND PURCHASE

2.1	Sale and purchase
Subject to the Completion Condition being satisfied, each of the Sellers shall sell and the Purchaser shall purchase full legal and beneficial title to those Shares set out opposite the name of such Seller in Schedule 1 (The Sellers), on the terms set out in this agreement.

2.2	Encumbrances
The Shares shall be sold free from all Encumbrances and together with all rights attaching to them, on the terms set out in this agreement.

2.3	No obligation to complete
Neither the Sellers nor the Purchaser shall be obliged to complete the sale or purchase of any of the Shares unless all of the Shares are sold and purchased simultaneously.

3.	CONSIDERATION

3.1	Apportionment
The consideration for the sale of the Shares shall be the Consideration. The Consideration shall be apportioned between the Sellers in proportion to their respective shareholdings as set out in the column "Percentage of Consideration" in Schedule 1 (The Sellers).

3.2	Reduction of Consideration

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Any payment made by a Seller to the Purchaser under this agreement (whether as damages for breach, under a covenant to pay or otherwise) shall, to the extent possible, be deemed to reduce the Consideration paid for the Shares sold by that Seller.

4.	ESCROW ACCOUNT AND CONDUCT OF CLAIMS

4.1
The Escrow Account shall be operated, and the Escrow Sum and interest accruing on it (or any part of it) shall be applied, in accordance with this clause and the provisions of the Escrow Agreement. On Completion, the Purchaser shall procure the payment of the Escrow Sum to the Escrow Account.

4.2
If HMRC delivers to the Company a notice of assessment alleging an underpayment of Class 1 national insurance contributions by reason of the Bayliss Shares being classed as “readily convertible assets” for the purposes of section 702 Income Tax (Earnings and Pensions) Act 2003 when they were acquired by William Bayliss (a Bayliss Claim), then if the Bayliss Claim becomes a Determined Claim before the Release Date, an amount equal thereto shall be paid to the Purchaser from the Escrow Account.

4.3	In clause 4.2 (Escrow Account and Conduct of Claims) above:

(a)	a Determined Claim means a Bayliss Claim which is either:

(i)	agreed by the Institutional Seller in writing (including, but not limited to, agreement on the quantum of the Bayliss Claim); or

(ii)
adjudged final by any judgment or settlement order, that judgment or order being incapable of appeal or where the persons entitled to appeal have elected in writing not to appeal, or any time period for appeal has expired without the relevant right of appeal having been validly exercised, and, in each case, the amount payable (as agreed by the Institutional Seller’s Representative or as determined by the judgment or settlement order (as the case may be)) shall be the Determined Liability).

4.4
The balance of the Escrow Sum after the payment of the aggregate of all outstanding Determined Liabilities under clause 4.2 (Escrow Account and Conduct of Claims) (if any) shall be released to the Sellers on 20 May 2014 (the Release Date).

4.5
If there has been a Bayliss Claim that has not become a Determined Claim on or before the Release Date, then the Escrow Amount will remain in the Escrow Account pending such Bayliss Claim becoming a Determined Claim in accordance with clause 4.3 (Escrow Account and Conduct of Claims). Within 10 Business Days of such Bayliss Claim becoming a Determined Claim, an amount equal to any Determined Liabities in respect of that Determined Claim shall be paid to the Purchaser from the Escrow Account and the balance of the Escrow Sum (if any) shall be released to the Sellers.

4.6
Any interest which accrues on the Escrow Sum (or any part of it) while in the Escrow Account shall follow the principal amount and shall be paid to the Sellers or the Purchaser (as the case may be) at the same time as payment of the corresponding principal.

4.7
Each Seller shall be entitled to that percentage set against its name in the column “Percentage of Consideration” in Schedule 1 (The Sellers) of any sum released to the Sellers from the Escrow Account under this clause 4 (Escrow Account and Conduct of Claims).

4.8
The Institutional Seller’s Representative shall prior to Completion promptly give or join in giving all such instructions as are necessary to procure the entry into of the Escrow Agreement and, after Completion the operation of the Escrow Account, and application of the Escrow Sum and interest accruing on it (or any part of it), in accordance with the provisions of this clause and the Escrow Agreement.

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4.9	The Purchaser shall procure that the fees and expenses of the Escrow Agent shall be borne by the Company.

4.10
If the Purchaser or any member of the Purchaser’s Group becomes aware of an assessment notice, letter, demand or other document issued or action taken by or on behalf of any tax authority or any form of return, computation, account, other document or self-assessment required by law from which it appears that a Group Company is subject to, or is sought to be made subject to, or will or might become subject to, any Tax liability (including but not limited to the imposition or withholding of or on account of any Tax or any amount in the nature of Tax) with respect to a Bayliss Claim (a Tax Matter), the Purchaser shall give notice to the Institutional Seller specifying that Tax Matter in reasonable detail as soon as reasonably practicable (and in any event within 10 Business Days) after it or the relevant member of the Purchaser’s Group (as the case may be) becomes aware of that Tax Matter.

4.11
The Institutional Seller may give notice to the Purchaser that it elects to assume the conduct of any dispute, compromise, defence or appeal of a Tax Matter (a Tax Dispute) within 15 Business Days of receiving notice of the Tax Matter pursuant to clause 4.10 on the following terms in which case:

(a)
the Institutional Seller shall indemnify the Company against all liabilities, damages, costs and expenses that it may reasonably incur in taking any such action as the Institutional Seller may request pursuant to sub-paragraph (c) below (including any additional liability in respect of Taxation that arises as a result of any actions of the Institutional Seller, (save to the extent that such liability constitutes a Determined Liability), and third party costs and expenses);

(b)
the Purchaser shall make and shall procure that the Company makes available to the Institutional Seller and its advisers such access to personnel and to relevant documents and records within the Purchaser’s or the Company’s power or control as the Institutional Seller may reasonably request for assessing, contesting, disputing, defending, appealing or compromising the Tax Dispute;

(c)
the Purchaser shall procure that the Company takes such action to contest, dispute, defend, appeal or compromise the Tax Dispute as the Institutional Seller may reasonably request and does not make any admission of liability, agreement, settlement or compromise in relation to the Tax Dispute without the prior written approval of the Institutional Seller;

(d)
the Institutional Seller shall keep the Purchaser informed of the progress of the Tax Dispute and provide the Purchaser with copies of all relevant documents and such other information in its possession as may be requested by the Purchaser (acting reasonably);

(e)	the Institutional Seller shall be entitled at any stage and in its sole discretion (acting in good faith) to enter into a final settlement of any Tax Dispute; and

(f)
notwithstanding sub-paragraph (c) above, the Purchaser and the Company shall not be obliged to comply with any request of the Institutional Seller which involves appealing, or otherwise taking any action in respect of, any Tax Dispute beyond the first appellate body (excluding the tax authority which has made the Tax Matter in question, the statutory pre-tribunal review and the tax chamber of the first-tier tribunal) unless the Institutional Seller (at its sole cost and expense) furnishes the Purchaser with the written opinion of tax counsel of at least ten years’ call who is experienced in the subject matter of the Tax Dispute to the effect that there is a reasonable prospect that the appeal in respect of the matter in question will succeed; and (ii) the Purchaser and the Company shall not be obliged to take any action in relation to a Tax Dispute where any tax authority alleges in writing (which allegation is not withdrawn) fraudulent conduct or conduct involving dishonesty has been committed in relation to such Tax Matter.

4.12	If:

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(a)
within 15 Business Days of having given written notice to the Institutional Seller of a Tax Matter, the Purchaser does not receive from the Institutional Seller notification of an election under Clause 4.11; or

(b)
any tax authority alleges in writing that fraudulent conduct or conduct involving dishonesty has been committed in relation to such Tax Matter, and such allegation is not withdrawn after the Institutional Seller has had a reasonable opportunity to challenge it, then the Purchaser or the Company shall have the conduct of the Tax Matter and/or Tax Dispute and shall be free to defend the Tax Matter or Tax Dispute and settle the Tax Dispute with the prior approval of the Institutional Seller (such approval not to be unreasonably withheld or unreasonably delayed).
Further, when this clause 4.12 applies, the Purchaser shall procure that the Company:

(a)
keeps the Institutional Seller reasonably informed of all matters relating to the Tax Matter and delivers to the Institutional Seller copies of all material correspondence relating to the Tax Matter; and

(b)
obtains the prior written approval of the Institutional Seller (not to be unreasonably withheld or unreasonably delayed) to the content and sending of written communications relating to the Tax Matter to a tax authority.

4.13
The Purchaser will act in good faith in connection with any issue relating to or that could give rise to a Bayliss Claim and will not (save to the extent required by law or regulation) voluntarily communicate to HMRC any matter that could give rise to a Bayliss Claim.

5.	CONDITION PRECEDENT

5.1	Conditions
Completion is conditional upon:

(a)	the Competition Approval being given (or deemed to be given) on or before the Longstop Date (the Completion Condition); and

(b)	there being no court order in effect that restrains or prohibits the parties from completing the Transaction or which invalidates the Transaction (Court Order).

5.2	Satisfaction of the Completion Condition
The Purchaser shall have sole responsibility for procuring satisfaction of the Completion Condition and shall use all reasonable endeavours to satisfy or procure the satisfaction of the Completion Condition as soon as possible and in any event on or before the Longstop Date. For the purposes of this clause 5.2, the use of all reasonable endeavours shall include the offering of such commitments or undertakings to the NCA as are reasonably necessary to procure satisfaction of the Completion Condition. No party other than the Purchaser shall be responsible for any costs incurred in connection with the satisfaction of the Completion Condition or compliance with any conditions, commitments or undertakings attached to any Competition Approval.

5.3	Communications
The Purchaser shall consult with the Institutional Seller before making any communication to the NCA and the Purchaser shall promptly provide to the Institutional Seller details of all communications (including copies of all correspondence) received by it from or sent by it to the NCA in relation to the Transaction, provided that the Purchaser shall be entitled to redact from such communications its business sensitive information before providing them to the Institutional Seller.

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5.4	Assistance
The Institutional Seller shall give and cause the Company to give the Purchaser (at its request) such assistance as is reasonably necessary to facilitate the Purchaser fulfilling its filing obligations with respect to clause 5.2 (Satisfaction of the Completion Condition).

5.5	Notification
The Purchaser shall notify the Sellers in writing as soon as reasonably practicable upon it becoming aware that the Completion Condition has been satisfied and shall provide to the Sellers evidence of the satisfaction of the Completion Condition, such evidence to be to the Institutional Seller's reasonable satisfaction.

5.6	Competition Approval
Without prejudice to clauses 5.3 (Communications), 5.4 (Assistance) and 5.5 (Notification), the Purchaser shall procure that its application for Competition Approval shall be completed and filed with the NCA as soon as possible. Without prejudice to the foregoing, the Purchaser shall use its best endeavours to complete and file such application within five Business Days after the date of this agreement; however, if filing within such five Business Days is not achievable or prudent (despite the Purchaser having used its best endeavours), the time period for filing such application may be extended with the Institutional Seller's written consent (not to be unreasonably withheld). If the NCA notifies the Purchaser that it is to open an in-depth investigation of the Transaction, then the Purchaser shall promptly complete and file any additional applications or other documents required by the NCA.

5.7	Failure to satisfy the Completion Condition
If the Completion Condition remains unsatisfied or any Court Order remains in effect by the Longstop Date, either the Purchaser or the Institutional Seller may terminate this agreement. If this agreement terminates in accordance with this clause 5.7:

(a)
except for this clause 5.7, and clauses 1 (Definitions and Interpretation), 13 (Announcements and Confidentiality), 14 (Notices), 19.2 to 19.13 (General), 20 (Whole Agreement), 21 (Institutional Seller Representative), 22 (Senior Management Representative) and 23 (Governing Law and Jurisdiction), all the provisions of this agreement shall lapse and cease to have effect; and

(b)
neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation falling due for performance before such lapse and cessation.

6.	PRE-COMPLETION UNDERTAKINGS

6.1	Senior Management Seller and Manager undertakings
Until Completion, each Senior Management Seller and Manager undertakes to the Purchaser and to the Institutional Seller that he shall, to the extent that he is reasonably able and legally permitted or entitled to do so by exercising his rights as a shareholder, director and/or employee (as applicable) and except as otherwise expressly provided for in the Transaction Documents, procure that:

(a)	the Business is carried on in the ordinary course consistent with practice in the six months prior to the date of this agreement;

(b)	all transactions between a Group Company and a Seller or any of their respective Affiliates or persons connected to them take place on arm's length terms;

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(c)	subject to paragraph (d) below, no Group Company shall, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

(i)
increase, reduce or otherwise alter its share or loan capital or grant any option to subscribe for or acquire any of its share or loan capital or take any action in respect of any Shares convertible into any share or loan capital (other than to another Group Company);

(ii)
adopt any material new accounting policies or practices or materially change any of its accounting policies and practices or its accounting reference date, in each case except as required by law or to comply with a new accounting standard;

(iii)
(save for the leasing of chain, fibre, wire, buoyancy, anchors and associated support equipment and fittings in the ordinary course of business) sell, transfer, lease, license or dispose of, or grant any option to acquire, any material part of its business, undertaking or assets, whether by a single transaction or series of transactions, related or not, involving aggregate consideration, expenditure or liabilities in excess of £100,000, other than where the same results from an asset being lost or damaged beyond repair;

(iv)
enter into a legally binding commitment to acquire (whether by purchase, subscription or otherwise), lease or license any business (whether by way of acquisition of business and assets or any interest in any body corporate that owns such business and assets);

(v)	grant any Encumbrance over any of its assets (other than Permitted Security Interests);

(vi)
borrow any monies or incur any indebtedness or other liability other than, in the ordinary course of trading, (A) trade credit or (B) drawing down under the External Facilities or (C) entering into finance leases;

(vii)	incorporate a Subsidiary or liquidate or dissolve any Subsidiary or effect any hive-up or hive-down or any reorganisation of the business of a Group Company;

(viii)
amend or vary any provision of, or enter into or offer to enter into, terminate (or give notice to terminate) or fail to enforce, any terms of employment or severance or post-employment (including in relation to benefits and pension fund commitments) with or of any Key Employee;

(ix)	enter into or materially modify any agreement with any trade union or other employee representative body;

(x)	(save for any cross-hire in which is effected in the ordinary course of business) enter into or terminate any contract, lease, license or arrangement:

(A)	which will require capital expenditures by the Group that, when accumulated with all such capital expenditures incurred since the date of this agreement, will exceed £350,000 (in the aggregate);

(B)	which is a joint venture, partnership or consortium agreement; or

(C)	which has a term in excess of one year;
or modify an existing contract, lease, license or arrangement which would itself fall, or cause the contract or arrangement to fall, within any of the above sub-clauses or make any bid, tender, proposal or offer which, if accepted by a third party, will create any such contract or arrangement;

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(xi)	give any guarantee, indemnity, counter indemnity, letter of credit or other agreement to secure an obligation of a Seller or any of its Affiliates;

(xii)	settle any litigation where it could result in a payment by a Group Company exceeding £25,000, except for collection in the ordinary course of trading debts;

(xiii)	cancel, or materially alter the level and extent of cover provided by, the policies of insurance as are in effect for the benefit of the Group immediately before the execution of this agreement;

(xiv)	take any action as a result of which it would cease to possess or have access to its register of members (or equivalent);

(xv)	make or revoke any tax election;

(xvi)	make a material change to any collection practices, payment practices or other working capital practices;

(xvii)
reduce the provision of five hundred and thirty two thousand seven hundred and sixty four British Pounds Sterling (£532,764) for the Songa Matter (save as a result of the payment by a Group Company in the ordinary course of any fee or expense incurred by it in connection with the Songa Matter, not exceeding in aggregate eighty thousand British Pounds Sterling (£80,000)) or settle any claim in connection with the Songa Matter, provided that the Senior Management Sellers shall notify the Purchaser as soon as practicable of any payments in connection with the Songa Matter and the resulting reduction in the provision;

(xviii)	amend its articles of association; or

(xix)	agree to do any of the actions referred to in sub-clauses 6.1(c)(i) to (xiv) above;

(d)	paragraph (c) above shall not apply to the extent that any such action is:

(i)	required to give effect to or to comply with this agreement;

(ii)	required by law or applicable regulation;

(iii)
undertaken in accordance with a contractual obligation entered into before the date of this agreement which has been disclosed to the Purchaser with sufficient detail to enable the Purchaser to identify the nature and scope of the matter disclosed (including the Senior Facilities Agreement and any agreement related to the External Facilities);

(iv)
required to repay any outstanding principal or accrued interest under the External Facilities (and a Group Company may use available cash to repay any such amounts) or to otherwise discharge obligations under the External Facilities; or

(v)	the Company declaring or paying any cash dividend or making any other cash distribution in respect of its profits, assets or reserves.

6.2	Several liability
The obligations on each Senior Management Seller and Manager in clause 6.1 (Senior Management Seller and Manager undertakings) are given on a several basis only (and not on a joint or joint and several basis).

6.3	Purchaser approval

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The Purchaser shall be deemed to have given its approval to a matter referred to in sub-clause 6.1(c) (Senior Management Seller and Manager undertakings) if a written request for approval is delivered to Ted Wozniak or Tim Kolbeck of the Purchaser and the Purchaser does not notify the Institutional Seller Representative and Senior Management Representative of its objection and its reasons for objecting within seventy-two hours of receiving such written request.

6.4	Institutional Seller Stamping
The Institutional Seller agrees to use reasonable endeavours to procure that, before the Completion Date:
(i)    the Wandl SPA is duly stamped by HMRC; and

(ii)	the Wandl Shares are duly registered in the name of the Institutional Seller in the Company’s register of members.

6.5	Institutional Seller undertaking
Until Completion, the Institutional Seller undertakes to the Purchaser and the Senior Management Sellers and Managers that it shall not exercise its rights as a shareholder, and that it shall procure (so far as it is able) that no Institutional Seller Director shall exercise his rights as a director of the Company, save to the extent that such action or step is expressly provided for in sub-clause 6.1(d) (Senior Management Seller and Manager undertakings) or the Transaction Documents, to procure that a Group Company takes any of the actions or steps referred to in sub‑clauses 6.1(a), 6.1(b) or 6.1(c) (Senior Management Seller and Manager undertakings) without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed.

6.6	Material Adverse Change
If, at any time before Completion, a Seller becomes aware of a Material Adverse Change before Completion, it shall immediately provide written notice to the Purchaser of such Material Adverse Change, including (to the extent reasonably practicable and known to the relevant Seller) reasonable details as to its nature, likely duration, estimated financial impact and steps being taken to mitigate its effect. The Purchaser may then, before Completion has occurred, in its sole discretion, within five Business Days of receiving such written notice, or otherwise becoming aware of such Material Adverse Change, provide written notice to the Sellers that it is aware of a potential Material Adverse Change, including (to the extent reasonably practicable and known to the Purchaser) reasonable details as to its nature, likely duration and estimated financial impact, and within ten Business Days of such notice to the Sellers, terminate this agreement by providing written notice to the Sellers and sub-clauses 5.7(a) and 5.7(b) (Failure to satisfy the Completion Condition) shall apply, mutatis mutandis. Notwithstanding the foregoing, the Purchaser shall have no right to terminate this agreement if a Material Adverse Change occurs after the Purchaser has failed to complete this agreement as required by its terms.

6.7	Delivery by Institutional Seller
No later than the Business Day before Completion the Institutional Seller shall deliver to the Purchaser:

(a)	the Completion Statement, together with copies of supporting documents relevant to the calculation of the Completion Amount including the Net Debt Estimate; and

(b)	a notice specifying the:

(i)	External Facilities Repayment Amount (supported by appropriate payoff letters);

(ii)	amount of the Exit Bonuses;

(iii)	amount of the Transaction Fees; and

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(iv)	details of the account into which the Purchaser must pay the Completion Amount at Completion.

7.	COMPLETION

7.1	Time and location

(a)
Subject to the terms and conditions in this agreement, Completion shall take place at the offices of Allen & Overy LLP, One Bishops Square, London E1 6AD on the date that is selected by the Purchaser and is not earlier than three Business Days but no later than six Business Days following the day on which notification is given by the Purchaser in accordance with clause 5.5 that the Completion Condition is satisfied or such other date and at such other place as the Institutional Seller and the Purchaser may agree.

(b)	The parties agree to use reasonable endeavours and co-operate in good faith with a view to a target Completion Date of 23 August 2013.

7.2	Completion obligations
At Completion:

(a)	each of the Sellers shall observe and perform the provisions of Part 1 of Schedule 3 (Completion) to the extent applicable to them; and

(b)	the Purchaser shall observe and perform the provisions of Part 2 of Schedule 3 (Completion).

7.3	Items held to order
All documents and items delivered at Completion under sub-clauses 7.2(a) and 7.2(b) (Completion obligations) and Schedule 3 (Completion) shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have taken place. Simultaneously with:

(a)
delivery of all documents and items required to be delivered at Completion in accordance with sub-clauses 7.2(a) and 7.2(b) (Completion obligations) and Schedule 3 (Completion) (or waiver of the delivery of them by the person entitled to receive the relevant document or item); and

(b)	receipt of an electronic funds transfer to the bank account of the Institutional Seller's Solicitors of the Completion Amount,
the documents and items delivered in accordance with sub-clauses 7.2(a) and 7.2(b) (Completion obligations) and Schedule 3 (Completion) shall cease to be held to the order of the person delivering them and Completion shall be deemed to have taken place.

7.4	Seller failure to complete
If the Sellers fail to comply with the provisions of Part 1 of Schedule 3 (Completion), the Purchaser may elect (in addition and without prejudice to all other rights or remedies available to it), by giving notice to the Institutional Seller Representative and the Senior Management Representative:

(a)	not to complete the purchase of the Shares, in which case the provisions of clause 7.6 (Consequences of failure to complete) shall apply; or

(b)
to fix a new time and date for Completion (being not more than 20 Business Days after the original date for Completion), in which case the provisions of clauses 7.2 (Completion obligations), 7.3 (Items held to order) and Schedule 3 (Completion) shall apply to Completion as so deferred but on the basis that such deferral may occur only once.

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7.5	Purchaser failure to complete
If the Purchaser fails to comply with the provisions of Part 2 of Schedule 3 (Completion), the Institutional Seller Representative and the Senior Management Representative may jointly elect (in addition and without prejudice to all other rights and remedies available to them), by notice to the Purchaser:

(c)	not to complete the sale of the Shares, in which case the provisions of clause 7.6 (Consequences of failure to complete) shall apply; or

(d)
to fix a new time and date for Completion (being not more than 20 Business Days after the original date for Completion) in which case the provisions of clauses 7.2 (Completion obligations), 7.3 (Items held to order) and Schedule 3 (Completion) shall apply to Completion as so deferred but on the basis that such deferral may occur only once.

7.6	Consequences of failure to complete
If the Institutional Seller Representative and the Senior Management Representative jointly elect or the Purchaser elects not to complete the purchase or sale of the Shares under clauses 7.4 (Seller failure to complete) or 7.5 (Purchaser failure to complete):

(c)
except for clause 1 (Definitions and Interpretation), this sub-clause 7.6, and clauses 13 (Announcements and Confidentiality), 14 (Notices), 19.2 to 19.13 (General), 20 (Whole Agreement), 21 (Institutional Seller Representative), 22 (Senior Management Representative) and 23 (Governing Law and Jurisdiction), all the provisions of this agreement shall lapse and cease to have effect; and

(d)
neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation falling due for performance before such lapse and cessation.

8.	POST COMPLETION

8.1	Final Completion Statement
Within 30 days after Completion the Purchaser shall provide the Institutional Seller with the Final Completion Statement together with such information as the Institutional Seller may reasonably require to enable it to verify the Final Completion Statement, including the calculation of the Final Working Capital.

8.2	Objection Notice
If the Institutional Seller disagrees with the Final Completion Statement it may notify the Purchaser within 60 days after the Institutional Seller's receipt of the Final Completion Statement (such notification being an Objection Notice).

8.3	Details required in the Objection Notice
An Objection Notice must set out in reasonable detail the Institutional Seller's reasons for its objection and specify:

(c)	the specific items that are in dispute (the Disputed Amounts); and

(d)	the adjustments which, in the Institutional Seller's opinion, ought to be made to the Final Completion Statement so that it complies with the provisions of this agreement.

8.4	Referral to an Independent Accountant

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If the Institutional Seller issues an Objection Notice in accordance with clauses 8.2 (Objection Notice) and 8.3 (Details required in the Objection Notice), the Institutional Seller and the Purchaser shall use reasonable endeavours to reach agreement in respect of the Final Completion Statement. If such parties are unable to agree the Final Completion Statement within 20 Business Days of delivery of the Objection Notice, either such party may by notice to the other party require that the Disputed Amounts be referred to an independent accountant, being a firm of independent internationally recognised accountants, the identity of which is to be agreed by the Institutional Seller and the Purchaser within seven Business Days of a notice being given by either such party to the other party requiring such agreement or, failing such agreement, to be nominated on the application of either such party by or on behalf of the President of the Institute of Chartered Accountants in England and Wales (Independent Accountants) for final determination in accordance with Schedule 7 (Pro Forma Final Completion Statement).

8.5	Final Completion Statement binding
The Final Completion Statement as:

(e)	deemed agreed (if the Institutional Seller does not issue an Objection Notice in accordance with clauses 8.2 (Objection Notice) and 8.3 (Details required in the Objection Notice));

(f)	agreed (if the parties are able to resolve any dispute); or

(g)	determined (under clause 8.4 (Referral to an Independent Accountant)), shall determine the Final Consideration and be final and binding on the parties.

8.6	Payment of adjustment

(a)
Once the Final Completion Statement is final and binding on the parties, then the payment due (if any) calculated in accordance with clause 8.7 (Adjustments) shall be paid by the Purchaser to the Institutional Seller or by the Institutional Seller to the Purchaser (as appropriate) within ten Business Days, together with Interest on such amount calculated from the Completion Date up to (but excluding) the date of payment and apportioned between the Sellers in proportion to their respective shareholdings as set out in the column "Percentage of Consideration" in Schedule 1 (The Sellers).

(b)
The amounts (if any) payable by the Institutional Seller to the Purchaser or by the Purchaser to the Institutional Seller under sub-clause 8.6(a) shall be set off against each other so that only any balance payable shall be paid on the date on which a payment is to be made under sub-clause 8.6(a).

8.7	Adjustments

(a)
If the Completion Amount set forth on the Final Completion Statement is in excess of the Completion Amount set forth on the Completion Statement, then the Purchaser shall pay the amount of such excess to the Institutional Seller in accordance with the provisions of clause 8.6 (Payment of adjustment).

(b)
If the Completion Amount set forth on the Final Completion Statement is less than the Completion Amount set forth on the Completion Statement, then the Institutional Seller shall pay the amount of such deficiency to the Purchaser in accordance with the provisions of clause 8.6 (Payment of adjustment).

(c)	The maximum positive adjustment in respect of working capital in favour of the Sellers under clause 8.6 (Payment of adjustment) and this clause 8.7 (Adjustments) is £100,000,000.

8.8	Access

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The Purchaser shall make available to the Institutional Seller the Books and Records of the Group Companies which are required by the Institutional Seller for the purpose of verifying the Final Completion Statement. Such access to these Books and Records shall be granted upon reasonable notice by the Institutional Seller and, subject to there being no material disruption to the business of any Group Company, the Purchaser shall procure that such Books and Records are made available to the Institutional Seller for inspection (during working hours) and, where reasonably required for the purpose of dealing with such matters, copying (at the Institutional Seller's expense).

9.	WARRANTIES AND UNDERTAKINGS

9.1	Warranties
The Institutional Seller and the Other Sellers individually and severally (and thus not jointly or jointly and severally) warrant to the Purchaser that:

(c)	Ownership of the Shares

(i)
The Shares set out in Schedule 1 (The Sellers) against his or its name are, as at the date of this agreement (other than the Wandl Shares), and will at Completion be, legally and beneficially owned by him or it.

(ii)
There is, as at the date of this agreement (save in respect of any encumbrances in relation to the Junior Debt and Senior Debt), and will at Completion be, no Encumbrance on, over or affecting any of the Shares owned by such Seller and no person has, as at the date of this agreement, and will at Completion be, claimed to be entitled to any such Encumbrance.

(d)	Capacity and consequences of sale

(i)
It or he has the power, capacity and authority to execute and deliver this agreement and each of the other Transaction Documents to which it or he is or will be a party and to perform its or his obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations.

(ii)
This agreement constitutes legal, valid and binding obligations on it or him in accordance with its terms. Each of the other Transaction Documents to which it or he is or will be a party will, when executed, constitute legal, valid and binding obligations on it or him in accordance with its terms.

(iii)
The entry by it or him into this agreement and, as applicable, into each of the other Transaction Documents to which it or he is or will be a party and the performance by it or him of its or his obligations under this agreement and each other Transaction Document does not and will not:

(A)	conflict with or constitute a default under any provision of:

I.	any agreement or instrument to which it, he or any person connected with it or him is a party; or

II.	the constitutional documents of it or any person connected with it or him; or

III.
any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it, he or any person connected with it or him is bound; or

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(B)	result in the creation or imposition of any Encumbrance on any of the Shares owned by it or him.
A reference in this clause 9.1 to "Seller", "Sellers", "its", "it", "him" or "he" shall be deemed to be a reference only to the relevant Seller giving the relevant Warranty and not to any other person.

9.2
The provisions of Schedule 4 (Limitations on Claims) shall apply to limit the liability of the Institutional Seller and the Other Sellers (as the case may be) under this agreement and no liability shall attach to the Institutional Seller or the Other Sellers in respect of any Claim in each case if, and to the extent that, any of the limitations set out in Schedule 4 (Limitations on Claims) applies, provided that the provisions of Schedule 4 (Limitations on Claims) shall not apply to any Claim against any Institutional Seller or Other Seller arising out of fraud on the part of that Institutional Seller or Other Seller.

9.3	The Warranties shall be deemed to be given by the Institutional Seller and the Other Sellers at the date of this agreement and again at Completion.

10.	PURCHASER'S WARRANTIES AND UNDERTAKINGS
The Purchaser warrants to the Sellers and the Exit Bonus Payees that as at the date of this agreement:

(e)
the Purchaser has the power, capacity and authority to execute and deliver this agreement and each of the other Transaction Documents to which it is or will be a party and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(f)
this agreement constitutes, and each of the other Transaction Documents to which the Purchaser is or will be a party will, when executed, constitute legal, valid and binding obligations on the Purchaser in accordance with its terms; and

(g)
the entry by the Purchaser into this agreement and, as applicable, into each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of the Purchaser under this agreement and each other Transaction Document does not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which the Purchaser or any person connected with the Purchaser is a party;

(ii)	the constitutional documents of the Purchaser or any person connected with the Purchaser; or

(iii)
any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Purchaser or any person connected with the Purchaser is bound, subject to satisfaction of the Completion Condition.

(h)
in connection with the entry into this agreement, the Transactions contemplated by this agreement, and/or any matter pertaining directly or indirectly to this agreement, including without limitation the negotiation of this agreement and the fulfilment of the Purchaser’s obligations hereunder, the Purchaser has not and each of its Affiliates, associated persons, agents or subcontractors as may be used in relation to the Purchaser’s fulfilment of obligations under this agreement (such persons being herein referred to as the Purchaser’s Associates) have not and the Purchaser undertakes for itself and on behalf of the Purchaser’s Associates that it or they shall not engage in or in any way induce the following conduct: making of payments or transfers of value, offers, promises or giving of any financial or other advantage, or requests, agreements to receive or acceptances of any financial or other advantage, either directly or indirectly, which have or may have the purpose or effect of public or commercial

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bribery or acceptance of or acquiescence in bribery, extortion, facilitation payments or other unlawful or improper means of obtaining or retaining business, commercial advantage or the improper performance of any function or activity.

11.	GUARANTOR'S WARRANTIES AND UNDERTAKINGS
The Guarantor warrants to the Sellers and the Exit Bonus Payees that as at the date of this agreement:

(e)
the Guarantor has the power, capacity and authority to execute and deliver this agreement and each of the other Transaction Documents to which it is or will be a party and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(f)
this agreement constitutes, and each of the other Transaction Documents to which the Guarantor is or will be a party will, when executed, constitute legal, valid and binding obligations on the Guarantor in accordance with its terms; and

(g)
the entry by the Guarantor into this agreement and, as applicable, into each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of the Guarantor under this agreement and each other Transaction Document does not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which the Guarantor or any person connected with the Guarantor is a party;

(ii)	the constitutional documents of the Guarantor or any person connected with the Guarantor; or

(iii)
any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Guarantor or any person connected with the Guarantor is bound, subject to satisfaction of the Completion Condition.

12.	GUARANTEE

12.1	Guarantee
The Guarantor unconditionally and irrevocably:

(h)	guarantees to the Sellers and the Exit Bonus Payees the payment when due of all amounts payable by the Purchaser under or pursuant to this agreement;

(i)	undertakes to ensure that the Purchaser will perform when due all its obligations under or pursuant to this agreement;

(j)
agrees that if and each time that the Purchaser fails to make any payment when it is due under or pursuant to this agreement, the Guarantor must on demand (without requiring the Sellers or the Exit Bonus Payees first to take steps against the Purchaser or any other person) pay that amount to the Sellers and the Exit Bonus Payees as if it were the principal obligor in respect of that amount; and

(k)
agrees as principal debtor and primary obligor to indemnify, on an after-Tax basis, the Sellers and the Exit Bonus Payees against all losses and damages sustained by any Seller, their respective Affiliates and the Exit Bonus Payees flowing from any non-payment or default of any kind by the Purchaser under or pursuant to this agreement or the unenforceability, invalidity or illegality of any of the Purchaser's obligations.

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12.2	Waiver of defences
The Guarantor's obligations under this agreement shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

(c)	any time or indulgence granted to, or composition with, the Purchaser or any other person;

(d)	the taking, variation, renewal or release of any right, guarantee, remedy or security from or against the Purchaser or any other person;

(e)	neglecting to perfect or enforce this agreement against the Purchaser or any other person;

(f)	any variation or change to the terms of this agreement; or

(g)	any unenforceability or invalidity of any obligation of the Purchaser, so that this agreement shall be construed as if there were no such unenforceability or invalidity.

12.3	Subrogation
Until all amounts which may be or become payable under this agreement have been irrevocably paid in full, the Guarantor shall not as a result of this agreement or any payment or performance under this agreement be subrogated to any right or security of the Sellers, any of their respective Affiliates or the Exit Bonus Payees or claim or prove in competition with the Sellers, any of their respective Affiliates or the Exit Bonus Payees against the Purchaser or any other person or claim any right of contribution, set-off or indemnity.

12.4	Costs
The Guarantor shall reimburse the Sellers, any of its Affiliates and the Exit Bonus Payees for all legal and other costs (including any Tax and any interest, penalty or fine in relation thereto) incurred by the Sellers, any of their respective Affiliates or the Exit Bonus Payees in connection with the enforcement of the Guarantor's obligations under this agreement.

13.	ANNOUNCEMENTS AND CONFIDENTIALITY

13.1	Restriction
No party shall without the consent of the other parties issue any statement or make any announcement concerning the Transaction or any related or ancillary matter before, on or after Completion. Unless directed otherwise by the Institutional Seller or any Institutional Seller Director before Completion, each of the Senior Management Sellers shall also, to the extent that he is reasonably able and legally permitted or entitled to do so by exercising his rights as a shareholder, director and/or employee (as applicable), procure that none of the Group Companies shall issue any statement or make any announcement concerning the Transaction or any related or ancillary matter on or before Completion.

13.2	Duration
Subject to clauses 13.1 (Restriction), 13.3 (Exceptions for announcements and disclosure) and 13.4 (Exceptions for disclosure only), from the date of this agreement to the date falling two years following the date hereof:

(d)
each of the parties shall treat as strictly confidential and not disclose or use any information received, held or obtained as a result of entering into this agreement or any of the Transaction Documents which relates to:

(iv)	the provisions of this agreement or the Transaction Documents and any agreement entered into under them; or

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(v)	the negotiations relating to this agreement (and any such other agreement); and

(e)	each Seller shall, following Completion, treat as strictly confidential and not disclose or use:

(i)	any information relating to the Group; or

(ii)	any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser's Group, in any way which would compete with the business of the Group Companies.

13.3	Exceptions for announcements and disclosure
Nothing in this clause 13 (Announcements and Confidentiality) prevents any announcement being made or any information being disclosed (or being retained and not returned or destroyed):

(c)	with the prior written approval of the Institutional Seller Representative, the Senior Management Representative and the Purchaser, which shall not be unreasonably withheld or delayed;

(d)
to the extent required by law, to any court of competent jurisdiction, any stock exchange or any competent regulatory or supervisory body (including a taxation authority), provided that if a person is so required to make any announcement or to disclose any confidential information, the relevant party shall promptly notify the other parties, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be) and shall co-operate with the other parties regarding the timing and content of such announcement or disclosure (as the case may be) or any action which the other parties may reasonably elect to take to challenge the validity of such requirement, including giving the Institutional Seller an opportunity to comment on the announcement.

13.4	Exceptions for disclosure only
Nothing in this clause 13 (Announcements and Confidentiality) prevents any information being disclosed (or, where applicable, being retained and not returned or destroyed):

(a)	by any member of the Purchaser's Group for the time being or, after Completion, by any Group Company:

(iv)
to the extent that the information is in or comes into the public domain otherwise than as a result of a breach of any undertaking or duty of confidentiality by any member of the Purchaser's Group for the time being or, after Completion, by any Group Company;

(v)
to its professional advisers, auditors, investors or bankers but, before any disclosure to any such person, the Purchaser shall procure that such person is made aware of the terms of this clause 13.4 (Exceptions for disclosure only) and shall use its best endeavours to procure that such person adheres to those terms as if such person were bound by the relevant provisions of this clause 13.4 (Exceptions for disclosure only);

(vi)
to a proposed purchaser of, or investor in, any member of the Purchaser's Group or their professional advisers, auditors or bankers but, before any disclosure to any such person, the Purchaser shall procure that such person is made aware of the terms of this clause 13.4 (Exceptions for disclosure only) and shall use its best endeavours to procure that such person adheres to those terms as if such person were bound by the relevant provisions of this clause 13 (Announcements and Confidentiality); or

(vii)	to any provider of finance or potential provider of finance to the Purchaser's Group or any person connected with the Purchaser (or to their advisers, agents or representatives)

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or to a security trustee or agent acting on behalf of one or several banks or other financial institutions which have entered into, or may enter into, any financing agreements with the Purchaser or any person connected with the Purchaser but, before any disclosure to any such person, the Purchaser shall procure that such person is made aware of the terms of this clause 13.4 (Exceptions for disclosure only) and shall use its best endeavours to procure that such person adheres to those terms as if such person were bound by the relevant provisions of this clause 13.4 (Exceptions for disclosure only);

(b)
by the Institutional Seller to its Affiliates, or any fund, limited partnership or investment vehicle managed or advised by the Institutional Seller, or any actual or prospective investor in any such fund, limited partnership or investment vehicle, in each case on a confidential basis; or

(c)	by any Seller or, on or before Completion, by any Group Company:

(iii)
to the extent that the information is in or comes into the public domain otherwise than as a result of a breach of any undertaking or duty of confidentiality by any Seller or, on or before Completion, by any Group Company;

(iv)
to its professional advisers, auditors or bankers but, before any disclosure to any such person, that Seller shall procure that such person is made aware of the terms of this clause 13.4 (Exceptions for disclosure only) and shall use its or his best endeavours to procure that such person adheres to those terms as if such person were bound by the relevant provisions of this clause 13.4 (Exceptions for disclosure only); or

(v)	to any Tax authority.

14.	NOTICES

14.1	Delivery
Any notice or other communication to be given in connection with this agreement must be in writing (which includes fax, but (save where expressly stated otherwise) not any other form of Electronic Communication) in English and must be delivered or sent by post or fax to the party to whom it is to be given as follows:

(f)	if to the Institutional Seller, at the address specified against its name in this agreement, with a copy to:
Allen & Overy LLP
One Bishops Square
E1 6AD London
UK
Fax: +44 (0)20 3088 0088
Email: gordon.stewart@allenovery.com
marked for the attention of Gordon Stewart, Partner;

(g)	if to the Institutional Seller Representative, at:
HSBC Bank plc
Level 23, 8 Canada Square
London, E14 5HQ
UK
Phone: +44 (0)20 7992 2278
Fax: +44 (0)20 7991 4459
Email: michael.kershaw@hsbc.com

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marked for the attention of Michael Kershaw, Chief Investment Officer, Principal Investments;

(h)	if to a Senior Management Seller or a Manager, at the address specified against his or its name in this agreement, with a copy to:
Addleshaw Goddard LLP
100 Barbirolli Square
Manchester
M2 3AB
UK
Fax: 0161 934 6060
Email: roger.hart@addleshawgoddard.com
marked for the attention of Roger Hart, Partner;

(i)	if to the Senior Management Representative, at:
Viking SeaTech
1 Albyn Terrace
Aberdeen
AB10 1YP
UK
Phone: +44 (0)1224 914 780
Fax: +44 (0)1224 917 258
Email: bill.bayliss@vikingseatech.com
marked for the attention of William John Bayliss;

(j)	if to the Other Sellers, at the address specified against his or its name in this agreement, with a copy to:
Eversheds LLP
Bridgewater Place
Water Lane
Leeds
LS11 5DR
UK
Fax: +44 845 498 4994
Email: robinskelton@eversheds.com marked for the attention of Robin Skelton, Partner;

(k)	if to the Purchaser at:
Actuant Corporation
Westbrook Crossing
Menomonee Falls
Wisconsin 53051
United States
Fax: +1 262 293 7034
Email: ted.wozniak@actuant.com and tim.kolbeck@actuant.com
marked for the attention of Ted Wozniak, Executive Vice-President, Business Development and Tim Kolbeck, Chief Financial Officer,
with a copy to:
McDermott Will & Emery LLP
110 Bishopsgate London

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EC2N 4AY
UK
Fax: +44 207577 6950
Email: rvanpraagh@mwe.com marked for the attention of Russell Van Praagh, Partner,

(l)	if to the Guarantor at:
Actuant Corporation
Westbrook Crossing
Menomonee Falls
Wisconsin 53051
United States
Fax: +1 262 293 7034
Email: ted.wozniak@actuant.com and tim.kolbeck@actuant.com
marked for the attention of Ted Wozniak, Executive Vice-President, Business Development and Tim Kolbeck, Chief Financial Officer,
with a copy to:
McDermott Will & Emery LLP
110 Bishopsgate London
EC2N 4AY
UK
Fax: +44 7577 6950
Email: rvanpraagh@mwe.com marked for the attention of Russell Van Praagh, Partner, or at any such other address or fax number of which it or he shall have given notice for this purpose to the other parties. Any notice or other communication sent by post shall be sent by prepaid recorded delivery post (if within the United Kingdom) or by prepaid airmail (if the country of destination is not the same as the country of origin).

14.2	Time of delivery
Any notice or other communication shall be deemed to have been given:

(e)	if delivered by hand, registered post or courier, at the time of delivery;

(f)	if sent by post, on the second Business Day after it was put into the post; or

(g)
if sent by fax, on the date of transmission, if transmitted before 3pm (local time in the country of destination) on any Business Day, and in any other case on the Business Day following the date of transmission.

14.3	Evidence of delivery
In proving the giving of any notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail or that the fax was properly addressed and transmitted, as the case may be.

14.4	Service of process
This clause 14 (Notices) shall not apply in relation to the service of process which is dealt with in clause 23.3 (Service of process).

15.	FURTHER ASSURANCES

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15.1	Execution of documents
On or after Completion each Seller shall (in respect of the Shares held by it only), at the cost of the Purchaser, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as may be required by law or as the Purchaser may from time to time reasonably require to vest any of the Shares in the Purchaser.

15.2	Shares held on trust
For so long after Completion as any Seller or any nominee of it remains the registered holder of any security, it shall hold (or direct the relevant nominee to hold) that security and any distributions, property and rights deriving from it in trust for the Purchaser and shall deal with that security and any distributions, property and rights deriving from it as the Purchaser directs; in particular, that Seller shall exercise all voting rights as the Purchaser directs or shall execute an instrument of proxy or other document which enables the Purchaser or its representative to attend and vote at any meeting of the Company concerned.

16.	POST COMPLETION UNDERTAKINGS

16.1	Access
For a period of six years following Completion, the Purchaser shall make available to any Seller the Books and Records of the Group Companies which are reasonably required by that Seller for the purpose of dealing with its tax, accounting and regulatory affairs. Such access to these Books and Records shall be granted upon reasonable notice by that Seller and, subject to there being no material disruption to the business of any Group Company, the Purchaser shall procure that such Books and Records are made available to that Seller for inspection (during working hours) and, where reasonably required for the purpose of dealing with such affairs, copying (at that Seller's expense).

16.2	Payment of Exit Bonuses
As soon as reasonably practicable and in any event no later than three Business Days after Completion, the Purchaser shall procure that the Company (or its relevant subsidiary) pays the Exit Bonuses to each of the Exit Bonus Payees in each case less any PAYE or employee national insurance contributions or any other deductions required by law to be made in respect of the Exit Bonuses.

16.3	Payment of Transaction Fees
As soon as reasonably practicable and in any event no later than three Business Days after Completion, the Purchaser shall procure that the Company (or its relevant subsidiary) pays the Transaction Fees to the relevant payees.

16.4	Release of Institutional Seller Directors
Subject to Completion occurring, the Purchaser shall:

(a)
not bring or maintain and shall procure that no Group Company brings or maintains any claim whatsoever against any Institutional Seller Director for breach of director’s duties (including the duty to exercise reasonable care, skill and diligence) owed by any Institutional Director to any Group Company of which he was a director at any time in the period prior to Completion; and

(b)
procure that each of the relevant Group Companies of which an Institutional Seller Director was a director at any time in the period prior to Completion shall, if requested by an Institutional Seller Director, waive, release and discharge the Institutional Seller Director in respect of any breach of director’s duties (including the duty to exercise reasonable care, skill and diligence) owed to the relevant Group Companies in the period prior to Completion,

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provided that nothing in this clause 16.4 (Release of Institutional Seller Directors) is intended to limit or exclude any liability for, or remedy in respect of, fraud.

17.	ASSIGNMENTS
No party may assign, transfer, charge or otherwise deal with all or any of its rights or obligations under this agreement or grant, declare, create or dispose of any right or interest in it except with the prior written consent of the Institutional Seller (in the case of the Purchaser) or the Purchaser (in the case of the Sellers), not to be unreasonably withheld or delayed, save that:

(a)
the Purchaser may assign (in whole or in part) the benefit of this agreement to any other member of the Purchaser's Group, provided that if such assignee ceases to be a member of the Purchaser's Group all benefits relating to this agreement assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the Purchaser immediately before such cessation; and

(b)
the Purchaser or any member of the Purchaser's Group may charge and/or assign the benefit of this agreement to any person providing debt financing and/or hedging facilities to the Purchaser or any member of the Purchaser's Group, or to any security agent or any person or persons acting as trustee, nominee or agent for any such person by way of security for the facilities being made or to be made available to the Purchaser or member of the Purchaser's Group and any such person, security agent, trustee, nominee or agent may also, in the event of enforcement of such security in accordance with its terms, assign the benefit of such obligations and rights to a purchaser or assignee who acquires the Company or all or part of its business from that person, security agent, trustee, nominee or agent (or any receiver appointed by any of them), provided that no Seller shall be under any greater obligation or liability thereby than if such assignment had never occurred and that the amount of loss or damage recoverable by the assignee shall be calculated as if that person had been originally named as the Purchaser in this agreement (and, in particular, shall not exceed the sum which would, but for such assignment, have been recoverable hereunder by the Purchaser in respect of the relevant fact, matter or circumstance).

18.	PAYMENTS

18.1	Accounts
Unless otherwise expressly stated (or as otherwise agreed in writing in the case of a given payment), each payment to be made under this agreement or any of the Transaction Documents shall be made in £ by transfer of the relevant amount into the relevant account on or before the date the payment is due for value. The relevant account for a given payment is:

(a)
if that payment is to the Institutional Seller or any person connected with the Institutional Seller, the account of the Institutional Seller's Solicitors (details of which have been provided to the Purchaser's Solicitors) or such other account as the Institutional Seller Representative shall, not less than three Business Days before the date that payment is due, have specified for payments to the Institutional Seller by giving notice to the Purchaser for the purpose of that payment;

(b)
if that payment is to any Senior Management Seller, Exit Bonus Payee or person connected with a Senior Management Seller or Exit Bonus Payee, the account of the Senior Management Sellers' Solicitors (details of which have been provided to the Purchaser's Solicitors) or such other account as the relevant Senior Management Seller or Exit Bonus Payee shall, not less than three Business Days before the date that payment is due, have specified for payments to him or it by giving notice to the Purchaser for the purpose of that payment; and

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(c)
if that payment is to the Purchaser, such account of the Purchaser as the Purchaser shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Institutional Seller Representative and the Senior Management Representative for the purpose of that payment.

18.2	Payments by or to the Institutional Seller on behalf of the Sellers
Any payment made by the Institutional Seller to the Purchaser under this agreement is made by the Institutional Seller on behalf of the Sellers and any payment by the Purchaser to the Institutional Seller under this agreement is made to the Institutional Seller on behalf of the Sellers, in each case in proportion to their respective shareholdings as set out in the column "Percentage of Consideration" in Schedule 1 (The Sellers), and the Institutional Seller shall distribute any such payment made to it by the Purchaser among the Sellers in those proportions.

18.3	Default interest
If a party defaults in making any payment when due of any sum payable under this agreement or under any of the Transaction Documents, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate of five per cent (5%), which interest shall accrue from day to day and be compounded monthly.

18.4	Withholdings and deductions
Save as expressly set out in this agreement, all monies payable under this agreement shall be paid in full without any deduction, withholding, set-off or counterclaim whatsoever (except as may be required by law, in which case any deduction or withholding shall not exceed the minimum amount required to be deducted or withheld under law) and the Purchaser irrevocably waives any such right to set-off or counterclaim against any such monies owed by it to the Sellers or Exit Bonus Payees.

18.5	Gross up
If a party is required by law to make a deduction or withholding in respect of any amount payable under this agreement, (the recipient of such amount being the 'relevant party'), it shall, (save where the deduction or withholding is in respect of payroll taxes in respect of the relevant party), at the same time as the amount which is the subject of the deduction or withholding is payable, make a payment of such additional amount as shall be required to ensure that the net amount received by the relevant party will equal the full amount which would have been received by such party had no such deduction or withholding been required to be made.

19.	GENERAL

19.1	Obligations continue post Completion
Each of the obligations, warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion.

19.2	Several liability
Where any obligation, warranty or undertaking in this agreement is expressed to be made, undertaken or given by two or more of the Sellers, they shall (unless otherwise expressly provided to the contrary) be severally (and not jointly or jointly and severally) responsible in respect of it.

19.3	All Sellers bound
Any consent given in accordance with the provisions of this agreement by the Institutional Seller Representative in connection with this agreement shall, provided that such consent is given in

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accordance with an express delegation of authority by the other Sellers to the Institutional Seller Representative contained in this agreement, bind all Sellers.

19.4	Time not of the essence
Time is not of the essence in relation to any obligation under this agreement unless:

(a)	time is expressly stated to be of the essence in relation to that obligation; or

(b)
one party fails to perform an obligation by the time specified in this agreement and another party serves a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

19.5	Costs
Subject to any agreement between the Sellers regarding the allocation of certain fees between them (but not any other party), each of the parties shall pay their own costs, charges and other expenses incurred by or in connection with the entering into and completion of this agreement.

19.6	Transfer Taxes
Any Transfer Taxes arising in connection with the entry into or performance of this agreement shall be for the account of the Purchaser.

19.7	Counterparts
This agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart.

19.8	Exercise of rights
The rights of each party under this agreement:

(a)	may be exercised as often as necessary; and

(b)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any such right is not a waiver of that right.

19.9	No right to delay
No party shall be entitled to terminate or rescind this agreement except under clauses 5.7 (Failure to satisfy the Completion Condition), 6.5 (Material Adverse Change), 7.4 (Seller failure to complete) or 7.5 (Purchaser failure to complete). Save as provided in the foregoing sentence, neither the Purchaser nor the Guarantor shall have no right (including any right under common law or any right in respect of Claims, other than in the case of fraud) to delay or defer Completion or either before or after Completion to rescind or terminate or fail to perform this agreement and shall not be entitled to treat any other party or parties as having repudiated this agreement.

19.10	Third party rights
Save in respect of: (i) Matthew Wells and Janice O’Brien in respect of clauses 10 (Purchaser's Warranties and Undertakings), 11 (Guarantor's Warranties and Undertakings), 12 (Guarantee) and 16.2 (Payment of Exit Bonuses); (ii) the Institutional Seller Directors in respect of clause 16.4(Release of Institutional Seller Directors); (iii) the Institutional Seller Representative in respect of clause 21 (Institutional Seller Representative); (iv) the Senior Management Representative in respect of clause 22 (Senior Management Representative); and the Affiliates of the Seller in respect of clause 12 (Guarantee), a

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person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999. The parties may by agreement terminate or vary any term of this agreement without the consent of any such third party beneficiaries.

19.11	Successors
The rights and obligations of the Sellers and the Purchaser under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

19.12	Amendments
No amendment of this agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.

19.13	Severability
The provisions contained in each clause and sub-clause of this agreement shall be enforceable independently of each of the others and their validity shall not be affected if any of the others are invalid.

20.	WHOLE AGREEMENT

20.1	Whole agreement
This agreement and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by the Transaction Documents and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions except the Confidentiality Agreement dated 20 June 2012 between the Institutional Seller and the Purchaser. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this agreement.

20.2	No reliance
Each party:

(a)
acknowledges that in agreeing to enter into this agreement and the other Transaction Documents to which it is a party, it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of any other party before the entering into of this agreement; and

(b)
waives all rights and remedies which, but for this clause 20.2 (No reliance), might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance.

20.3	No agency liability
The Purchaser further acknowledges that no connected person or adviser of any Seller is authorised to make or give any warranty, representation, statement, undertaking or covenant of any nature on behalf of a Seller in respect of the transaction contemplated by this agreement and that no Seller shall have any liability to it in such respect (whether for vicarious acts or otherwise).

20.4	No exclusion for fraud
Nothing in this clause 20 (Whole Agreement) limits or excludes any liability for, or remedy in respect of, fraud.

21.	INSTITUTIONAL SELLER REPRESENTATIVE

21.1	Functions

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The Institutional Seller Representative shall be entitled to carry out the functions expressly conferred on it by this agreement.

21.2	No liability
The Institutional Seller Representative shall not be liable to any other Seller for any act or omission in connection with the performance by the Institutional Seller Representative (in that capacity) of his duties, functions and/or role under this agreement, except in the case of his fraud or dishonesty. The Institutional Seller Representative may act upon any instrument or written communication believed by the Institutional Seller Representative to be genuine and to be signed and presented by the proper person(s). Each of the Sellers (except Inflexion, Scott Allan Taylor and Stephen John Curl) hereby undertakes to indemnify and keep indemnified and hold harmless the Institutional Seller Representative from all losses, costs, damages, expenses (including professional fees) and any other liabilities that may be incurred by the Institutional Seller Representative (in that capacity) as a result of the performance of his duties, functions and role as the Institutional Seller Representative under this agreement provided that the Institutional Seller Representative shall not be entitled to indemnification for and in respect of any matter where his actions or inactions are fraudulent or dishonest.

22.	SENIOR MANAGEMENT REPRESENTATIVE

22.1	Functions
The Senior Management Representative shall be entitled to carry out the functions expressly conferred on him by this agreement.

22.2	No liability
The Senior Management Representative shall not be liable to any Seller for any act or omission in connection with the performance by the Senior Management Representative (in that capacity) of his duties, functions and/or role under this agreement, except in the case of its fraud or other dishonesty. The Senior Management Representative may act upon any instrument or written communication believed by the Senior Management Representative to be genuine and to be signed and presented by the proper person(s). Each of the Sellers (except Inflexion, Scott Allan Taylor and Stephen John Curl) hereby undertakes to indemnify and keep indemnified and hold harmless the Senior Management Representative from all losses, costs, damages, expenses (including professional fees) and any other liabilities that may be incurred by the Senior Management Representative (in that capacity) as a result of the performance of his duties, functions and role as the Senior Management Representative under this agreement provided that the Senior Management Representative shall not be entitled to indemnification for and in respect of any matter where his actions or inactions are fraudulent or dishonest.

23.	GOVERNING LAW AND JURISDICTION

23.1	Governing law
This agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and interpreted in accordance with, English law.

23.2	Jurisdiction
The English courts have exclusive jurisdiction to settle any dispute, claim or controversy arising out of or in connection with this agreement (including a dispute, claim or controversy relating to any non-contractual obligations arising out of or in connection with this agreement) and the parties submit to the exclusive jurisdiction of the English courts.

23.3	Service of process

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Each of the Purchaser and Guarantor irrevocably appoints the Purchaser's Solicitors as its respective agent in England for service of process.
Christopher Forde irrevocably appoints the Senior Management Sellers’ Solicitors as his agent in England for service of process.
Wolfgang Wandl irrevocably appoints the Senior Management Sellers’ Solicitors as his agent in England for service of process.

23.4	Waiver of objection to English courts
The parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

23.5	Waiver of trial by jury
Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal action or proceeding arising, directly or indirectly, out of or relating to this agreement or the transactions contemplated by it and to any counterclaim therein (in each case whether based on contract, tort or any other theory and whether predicated on common law, statute or otherwise). Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other parties have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this clause 23.5 (Waiver of trial by jury).
AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

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Schedule 1
THE SELLERS

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PART 1
THE INSTITUTIONAL SELLER

Name	Address	Type of Shares	Number of Shares	Percentage of Consideration
HSBC Investment Bank Holdings plc	Level 23 8 Canada Square London E14 5HQ UK	A Ordinary Shares C Ordinary Shares Limited Participation Shares	3,983,000 100,000 50,000	82.29% 2.07% 0

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PART 2
THE SENIOR MANAGEMENT SELLERS

Name	Address	Type of Shares	Number of Shares	Percentage of Consideration
James Gaskell	Millbank Farmhouse Maryculter Aberdeen AB12 5FT, UK	C Ordinary Shares Limited Participation Shares	75,000 37,500	1.55% 0
William John Bayliss	7 Queen's Grove Aberdeen AB15 8HE, UK	C Ordinary Shares	242,000	5%

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PART 3
MANAGERS

Name	Address
Adrian Bannister	5 Queen's Grove Aberdeen AB15 8HE, UK
Anthony Alexander	38 Ashwood Grange Bridge of Don Aberdeen AB22 8XG, UK
Christopher Chapman	Rosemount Milton of Arbuthnott Laurencekirk Aberdeenshire AB30 1PF, UK
Christopher Forde	35A Beatrice Street Doubleview Western Australia 6018, Australia
Michael Main	2 Kirkton Road Westhill Aberdeen AB32 6LF, UK
Wolfgang Wandl	Melingsiden 34D 4056 Tananger Norway

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PART 4
THE OTHER SELLERS

Name	Address	Type of Shares	Number of Shares	Percentage of Consideration
Inflexion Fund 2 Limited Partnership (acting through its general partner Inflexion Scottish Limited Partnership in turn acting through its general partner Inflexion General Partner Limited)	9 Mandeville Place London W1U 3AY UK	B Ordinary Shares	154,999	3.2%
Inflexion Moorings Co-Investment A Limited Partnership (acting through its general partner Inflexion G.P. Limited)	9 Mandeville Place London W1U 3AY UK	B Ordinary Shares	145,001	3%
Hugh Allan Webster	Sokak 298 No6 Camdibi Mah Marmaris Mugla 48700 Turkey	C Ordinary Shares Limited Participation Shares	10,000 5,385	0.21% 0
Scott Allan Taylor	26 Derberth Manor Kingswells Aberdeen AB15 8TZ UK	C Ordinary Shares Limited Participation Shares	20,000 10,769	0.41% 0
Stephen John Curl	Rockyfield Thorns Lane Underbarrow Cumbria LA8 8BB UK	C Ordinary Shares Limited Participation Shares	20,000 10,769	0.41% 0
LØP AS (Anne Lorup)	Ragnhildsgate 66 N-4044 Hafrsfjord Norway	C Ordinary Shares Limited Participation Shares	15,000 8,077	0.31% 0
Moor-Tech AS (Petter Nilsen)	Lensmannskroken 19 4050 Sola Norway	C Ordinary Shares Limited Participation Shares	75,000 37,500	1.55% 0

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SCHEDULE 2
COMPANY DETAILS

Name	Venice Topco Limited
Date of incorporation	June 3, 2009
Registered company number	6,923,445
Registered office	1 Park Row Leeds LS1 5AB UK
Directors	William John Bayliss Anthony David Bernbaum Richard John Cole Donald William Featherstone Michael James Kershaw Patrick Martin Sixsmith
Issued share capital	A Ordinary Shares: 3,983,000 B Ordinary Shares: 300,000 C Ordinary Shares: 557,000 Limited Participation Shares: 160,000
Shareholders	See Schedule 1 (The Sellers)
Charges
1. Security agreement (2010) – HSBC Investment Bank Holdings plc
2. Security agreement (2011) – HSBC Investment Bank Holdings plc
3. Bond and floating charge – HSBC Investment Bank Holdings plc
4. Debenture – DNB BANK ASA
5. Bond and floating charge – DNB BANK ASA

Accounting reference date	31 December

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SCHEDULE 3
COMPLETION

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PART 1
SELLERS' OBLIGATIONS
At Completion each Seller shall deliver to the Purchaser:

(a)	in respect of that Seller, a duly executed share transfer form or forms in favour of the Purchaser for the Shares held by such Seller;

(b)	in respect of that Seller, the share certificates for the Shares held by it (or a lost certificate indemnity in a form reasonably satisfactory to the Purchaser);

(c)
(in the case of the Institutional Seller) a notice from the Institutional Seller removing the Institutional Seller Directors under article 23(a) of the articles of association of the Company and clause 2.1 of the shareholders’ agreement of the Company (confirming that they have no claims against any Group Company);

(d)	(in the case of the Institutional Seller) the duly executed Junior Deed of Release and the Senior Deed of Release;

(e)	(in the case of the Institutional Seller) confirmation that it has applied the External Facilities Repayment Amount in full satisfaction of the External Facilities; and

(f)
(in the case of the Institutional Seller) copies (duly executed by the Institutional Seller) of, in respect of each of James Gaskell and Adrian Bannister, the letter between him and the Institutional Seller, the Company and the Purchaser in respect of his Completion bonus.

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PART 2
PURCHASER'S OBLIGATIONS
At Completion the Purchaser shall:

(a)	electronically transfer to the bank account of the Institutional Seller's Solicitors the Completion Amount minus the Escrow Sum;

(b)	procure the repayment by the Company of the External Facilities Repayment Amount; and

(c)	electronically transfer to the Escrow Sum to the Escrow Account.

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SCHEDULE 4
LIMITATIONS ON CLAIMS

1.	Acknowledgement
The Purchaser:

(a)
admits and acknowledges that it has not entered into this agreement in reliance upon any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever other than those expressly set out in this agreement and the Purchaser acknowledges that the Institutional Seller and the Other Sellers have not given any other such warranties, representations, covenants, undertakings, indemnities or other statements and that no claim for any such matters may be brought against the Institutional Seller or the Other Sellers or any of them;

(b)	agrees that (unless expressly stated otherwise) rescission or termination shall not be available as a remedy for any breach of this agreement and agrees not to claim that remedy;

(c)
agrees that the damages payable by any Institutional Seller or Other Seller in respect of a Claim shall be calculated on a contractual basis and calculation of damages on a tortious or any other basis is hereby excluded; and

(d)
the remedies or relief to which the Purchaser is entitled in respect of any Claim shall only be damages for breach of contract and/or an injunction against continuing or anticipated breach, and those for any tortious act of any Institutional Seller or Other Seller, including misrepresentation, negligence, other breach of duty or on any other basis, are hereby excluded.

2.	Initial notice
If the Purchaser becomes aware of a fact, matter or circumstance which may give rise to a Claim:

(a)
the Purchaser shall give notice to the Institutional Seller and Other Sellers in respect of all Claims specifying that fact, matter or circumstance in reasonable detail (including the Purchaser's estimate, on a without prejudice basis, of the amount of such Claim) as soon as reasonably practicable after it becomes aware of that fact, matter or circumstance. Neither the Institutional Seller or the Other Sellers shall be liable for any losses in respect of a Claim to the extent that they are increased, or are not reduced, as a result of any failure by the Purchaser to give notice as contemplated by this paragraph 2;

(b)
the Purchaser shall (or shall procure that the Company or any other Group Company concerned shall) provide to the relevant Institutional Seller or Other Seller and their advisers reasonable access to premises and personnel and to relevant assets, documents and records within the Group Companies for the purposes of investigating the matter; and

(c)	the relevant person or persons may take copies of the documents or records, and photograph the premises or assets, referred to in paragraph 2(b) of this schedule.

3.	Time limit for notice
The Institutional Seller and the Other Sellers shall not be liable in respect of any Claim unless written notice of it is given by the Purchaser in accordance with paragraph 2 (Initial notice) of this schedule by no later than two years after the Completion Date. Time is of the essence in relation to the provisions of this paragraph.

4.	Time limit for commencing a Claim

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The liability of the Institutional Seller and the Other Sellers in respect of any Claim shall terminate unless legal proceedings in connection with such Claim are both issued and served within two years after the date on which the Purchaser gives notice of that Claim in accordance with paragraph 2 of this schedule (Initial notice). Time is of the essence in relation to the provisions of this paragraph.

5.	Financial limits
The maximum aggregate liability of the Institutional Seller and the Other Sellers in respect of all Claims shall be limited to 100%, of the amount, after Tax, of Consideration apportioned to such Seller as set out in the column Percentage of Consideration in Part 1 and Part 4 of Schedule 1 (The Sellers), provided that in all circumstances the maximum aggregate liability of each such Seller in respect of all Claims shall not exceed the amount of Consideration so apportioned to such Seller.

6.	Payment of damages
Any payment made by the Institutional Seller or any Other Seller in respect of a Claim shall, to the maximum extent possible, be deemed to be a reduction in the Consideration.

7.	Mitigation
The Purchaser shall take all reasonable steps to mitigate any loss or damage which it may suffer as a consequence of any fact, matter or circumstance which may give rise to any Claim.

8.	Insurance
Without prejudice to the Purchaser's duty to mitigate under paragraph 7 (Mitigation) of this schedule, if in respect of any fact, matter or circumstance which would otherwise give rise to a Claim, the Purchaser, other member of the Purchaser's Group or Group Company is entitled to claim under any policy of insurance in respect of that fact, matter or circumstance, the amount of insurance monies to which the Purchaser or the relevant Group Company is entitled and receives shall reduce that Claim by an equivalent amount.

9.	Contingent liabilities
No Institutional Seller or Other Seller shall have any liability under this agreement in respect of any liability which is contingent or otherwise not capable of being quantified unless (and until) such contingent liability becomes an actual liability or becomes capable of being qualified and gives rise to an obligation to make a payment. Provided a Claim has been notified in accordance with paragraph 2 (Initial notice) of this schedule then no Institutional Seller or Other Seller shall have any liability in respect of such Claim unless legal proceedings in connection with it are commenced within six months of the contingent liability becoming an actual liability or the liability is otherwise capable of being quantified.

10.	Waiver of set-off rights
The Purchaser waives any and all rights of set-off, counterclaim, deduction or retention against or in respect of any of its payment obligations under this agreement.

11.	Remedy of breaches
If the fact, matter or circumstance giving rise to a Claim is capable of remedy, the relevant person shall have no liability in respect of that Claim unless the relevant fact, matter or circumstance is not remedied within 30 days after the date on which the relevant person is notified of that Claim in accordance with paragraph 2 (Initial notice) of this schedule. The Purchaser shall procure that the relevant person is given the opportunity in that 30 day period to remedy the relevant fact, matter or circumstance and shall provide all reasonable assistance to the relevant person to remedy the relevant fact, matter or circumstance.

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12.	Consequential loss
No Institutional Seller or Other Seller shall have any liability under or in connection with this agreement in respect of any loss of business or profits, loss of production, loss of opportunity, any indirect or consequential loss or any punitive or aggravated damages.

13.	No double recovery
The Purchaser shall not be entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once in respect of the same loss, liability, cost, expense or damage.

14.	No employee claims
Save in the case of fraud or dishonesty, no Institutional Seller or Other Seller shall make any claim against any present or former Employee of any Group Company on the basis that it may have relied on any warranty, representation or assurances made by such a person before agreeing any term of or before entering into this agreement (except for any express term of this agreement).

15.	Purchaser's knowledge
The Institutional Seller and the Other Sellers will not be liable for any Claim to the extent that such Claim arises directly out of or in connection with any fact, matter or circumstance which:

(a)	is within the actual knowledge of Ted Wozniak as at the date of this agreement;

(b)	to the extent that such fact, matter or circumstance concerns a financial matter, is within the actual knowledge of Tim Kolbeck as at the date of this agreement;

(c)	to the extent that such fact, matter or circumstance concerns a health, safety, security or environmental matter, is within the actual knowledge of Tim Puylart as at the date of this agreement; or

(d)	to the extent that such fact, matter or circumstance concerns a human resources or employment matter, is within the actual knowledge of Brad Davidson or Sheri Grissom as at the date of this agreement.

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SCHEDULE 5
BASIS OF PREPARATION OF COMPLETION STATEMENT AND FINAL COMPLETION STATEMENT

1.	GENERAL ACCOUNTING POLICIES

1.1	Purpose
The parties acknowledge that the sole purpose of the preparation of the Final Completion Statement is to determine the adjustments (if any) to be made to the Consideration in accordance with clauses 8.6 (Payment of adjustment) and 8.7 (Adjustments).

1.2	Priority
The Final Completion Statement shall be prepared as at the Effective Time and in the format set out in Schedule 7 (Pro Forma Final Completion Statement) in respect of the Group on a consolidated basis in accordance with:

(a)	the specific accounting policies set out in paragraph 2 (Specific Accounting Policies) of this schedule;

(b)
subject to paragraph 1.2(a), adopting the same basis of preparation as that used for, and in accordance with, the same accounting principles, policies, treatments, classifications, categorisations and practices as were applied to the Group in the preparation of the Management Accounts; and

(c)	subject to paragraphs 1.2(a) and 1.2(b), in accordance with UK GAAP.

2.	SPECIFIC ACCOUNTING POLICIES

2.1	No double counting
The provisions of this schedule and the line items comprising the Completion Statement and Final Completion Statement shall be interpreted so as to avoid double counting (whether positive or negative) of any items to be included in the Net Debt Estimate and the Working Capital Estimate or the Final Net Debt and the Final Working Capital.

2.2	Going concern
The Final Completion Statement shall be prepared on the basis that it relates to the Group as a going concern and exclude any effects of the change of control or ownership of the Group contemplated by this agreement.

2.3	Cut-off
The Final Completion Statement shall reflect favourable and unfavourable events occurring up to the date on which the draft of the Final Completion Statement is delivered to the Institutional Seller in accordance with clause 8.1 (Final Completion Statement) to the extent that such events provide evidence of conditions that existed as at the Effective Time.

2.4	Currency
Assets and liabilities denominated in currencies other than £ shall be translated into £ at the closing spot rate published by the Central European Bank on the last Business Day for which such rate is published before the Completion Date.

2.5	Stock

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Amounts relating to the stock awaiting transfer into the hire fleet shall be excluded from the Final Working Capital (and Working Capital Estimate) and classified as 'Other'. Stock awaiting transfer into the hire fleet primarily relates to wire held in Norway, which will be required in the hire fleet and anchors in Singapore, for use on the Wheatstone project in Australia.

2.6	Sundry debtors
Any amounts relating to the funded or underfunded status and unrecognised actuarial losses or gains in relation to the Norwegian Defined Benefit Pension Scheme, as accounted for under NGAAP (NRS6), shall be classified as 'Other' and excluded from both the Final Working Capital (and Working Capital Estimate) and the Final Net Debt (and the Net Debt Estimate).
The bank guarantees, primarily in relation to office premises in Australia and Singapore and security provided in respect of the VS People trading license in Singapore and deposits which mainly relate to the potential Landcorp property purchase in Australia, cash backed credit cards and other property deposits in Australia shall be excluded from the Final Working Capital (and Working Capital Estimate) and included in the Final Net Debt (and Net Debt Estimate).
The Escrow Moneys (including any accrued interest) in the Escrow Account in favour of Zibo, as defined under the Escrow Agreement between Viking, Zibo and Ince & Co dated 11 June 2012, in relation to the Songa Matter (specifically, to cover the cost of offloading certain anchor chains from Chengdu Port in China), shall be included in Final Working Capital (and Working Capital Estimate) and excluded from Final Net Debt (and the Net Debt Estimate).

2.7	Sundry creditors
The provision relating to the Songa Matter shall be valued at five hundred and eighty four thousand British Pounds Sterling (£584,000) in the Final Completion Statement (except as reduced in accordance with clause 6.1(c)(xvii)). This provision shall be excluded from the Final Working Capital (and Working Capital Estimate) and included in the Final Net Debt (and Net Debt Estimate).
The Institutional Seller Directors' fees and charges shall be excluded from the Final Working Capital (and Working Capital Estimate) and included in the Final Net Debt (and Net Debt Estimate).

2.8	Exit Bonuses
Any amounts relating to the Exit Bonuses shall be classified as 'Other' and excluded from both the Final Working Capital (and Working Capital Estimate) and the Final Net Debt (and the Net Debt Estimate).

2.9	Transaction Fees
Any amounts relating to the Transaction Fees shall be classified as 'Other' and excluded from both the Final Working Capital (and Working Capital Estimate) and the Final Net Debt (and the Net Debt Estimate).

2.10	Capex Prepayments and Capex Creditors

(a)
Capex Prepayments (including prepayments in relation to any assets under construction) and Capex Creditors shall be excluded from the Final Working Capital (and Working Capital Estimate) and included in the Final Net Debt (and Net Debt Estimate).

(b)	Any capex additions in relation to the Lundin Arrangements shall be treated as a reduction in Final Net Debt (and Net Debt Estimate).

(c)	Any other assets which are capitalized on or after 30 June 2013 shall be treated as a reduction in Final Net Debt (and Net Debt Estimate).

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2.11	Corporation tax
Provision for current period corporation tax shall be included in the Final Completion Account Statement as if the period commencing on 1 January 2013 and ending at the Effective Time was an accounting period for tax purposes.

2.12	Debt
Debt means, without duplication, all liabilities and obligations of the Group for (i) borrowed money (including Junior Debt and Senior Debt), (ii) leases that are required to be classified as capital lease obligations in accordance with UK GAAP, (iii) notes, bonds, debentures, hedging and swap arrangements or other similar instruments (including the fair value liability of any interest rate hedges), (iv) deferred purchase price for goods or services (other than trade payables incurred in the ordinary course of business) and conditional sale or other title retention agreements with respect to property acquired, (v) any funded letters of credit, bankers acceptance or similar credit transaction, (vi) indebtedness secured by liens on or security interests in any asset of such person, (vii) corporate income taxes payables, including any amount in relation to withholding tax payable in the Asia Pacific region (other than VAT and similar taxes), (viii) provision for the Songa Matter, (ix) accrued director’s fees, (x) Norway withholding tax (other than in respect of any payroll related withholding tax imposed in relation to any transfer of the Wandl Shares), (xi) direct or indirect guarantees of liabilities or obligations of the type referred to in clauses (i) through (x) above to other persons, and (xii) the sum of five thousand British Pounds Sterling (£5,000) in relation to the cost of the Escrow Account ,and (xiii) all accrued interest and all premiums, penalties, redemption costs and other charges and expenses in respect of each of the repayment or assumption of any of foregoing in (i) through (xii) as of the Completion Date.

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SCHEDULE 6
PRO FORMA COMPLETION STATEMENT

Item	Reference	£
Enterprise Valuation	clause 1.1 (Definitions)	X
Less: Net Debt Estimate	clause 1.1 (Definitions)	(X)
Less: Exit Bonuses (grossed up to include the amount of employer national insurance contributions)	clause 1.1 (Definitions) and Schedule 5 (Basis of Preparation of Completion Statement and Final Completion Statement)	(X)
Less: Transaction Fees	clause 1.1 (Definitions)	(X)
Plus: Interim Working Capital Adjustment (if any)	clause 1.1 (Definitions)	X
COMPLETION AMOUNT		X
Working Capital Estimate:	Schedule 5 (Basis of Preparation of Completion Statement and Final Completion Statement)
Stocks		X
Trade debtors		X
Sundry debtors		X
Trade creditors		(X)
Sundry creditors		(X)
Deferred income		(X)
Working Capital Estimate		X

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SCHEDULE 7
PRO FORMA FINAL COMPLETION STATEMENT

	Balance as at Effective Time	Final Net Debt	Final Working Capital	Other
Net tangible assets	X	X		X
Intangible assets	X			X
Stock	X		X	X
Trade debtors	X		X
Sundry debtors Deposits/Guarantees, Accrued Revenue, VAT/GST	X	X	X	X
Cash	X	X
Trade creditors	(X)	(X)	(X)
Corporation tax	X	X
Sundry creditors, Songa Matter, Accruals, Payroll/Taxes	(X)	(X)	(X)
Loan finance − External	(X)	(X)
Fair value of any interest rate hedges		(X)
Deferred tax	(X)			(X)
Deferred income	(X)		(X)
TOTALS	X	(X)	X	X

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Item	Reference	£	£
Enterprise Valuation	clause 1.1 (Definitions)		X/(X)
Less: Final Net Debt	clause 1.1 (Definitions)	(X)
Less Exit Bonuses (grossed up to include the amount of employer national insurance contributions)	clause 1.1 (Definitions) and Schedule 5 (Basis of Preparation of Completion Statement and Final Completion Statement)	X
Less: Transaction Fees	clause 1.1 (Definitions)		X/(X)
Plus: Working Capital Adjustment under clause 8.6 (Payment of adjustment) and 8.7(Adjustments)	clause 1.1 (Definitions)		X/(X)
FINAL COMPLETION AMOUNT

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SCHEDULE 8
INDEPENDENT ACCOUNTANTS

1.	Purpose
If there is a referral to the Independent Accountants under this agreement, the provisions of this schedule shall apply.

2.	Engagement
The Independent Accountants shall be engaged jointly by the Institutional Seller and the Purchaser on the terms set out in this schedule.

3.	Initial written statement
The Institutional Seller and the Purchaser shall each prepare a written statement on the Disputed Amounts which, together with any relevant documents, shall be submitted simultaneously to the Independent Accountants and to each other.

4.	Written response
The Institutional Seller and the Purchaser may each submit to the Independent Accountants one set of written comments on the other party's written statement, a copy of which is to be provided simultaneously to such other party.

5.	Powers of the Independent Accountants
The Independent Accountants shall:

(a)
be entitled to stipulate the time periods within which the Institutional Seller and the Purchaser shall prepare and submit the written statement and written comments referred to in paragraphs 3 (Initial written statement) and 4 (Written response) above (such time periods to be at least 14 days) and to disregard any written statement or comments not delivered to the Independent Accountants within the time periods so stipulated;

(b)	be entitled to require such parties and their respective accountants to attend one or more meetings and to make enquiries of them about any matters which the Independent Accountants consider relevant;

(c)	permit each such party to be present while oral submissions are being made by the other party;

(d)
in the absence of agreement between the Institutional Seller and the Purchaser, be entitled to determine the procedure to be followed in undertaking their determination, insofar as the procedure is not set out herein; and

(e)	be entitled to appoint advisers (including legal advisers) if required.

6.	Assistance
The Institutional Seller and the Purchaser shall each use their best endeavours to procure that the Independent Accountants are given all such assistance and access to documents and other information as they may reasonably require to make their determination.

7.	Time
The Independent Accountants shall be requested to give their decision on matters in dispute within 30 Business Days of the date of their appointment.

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8.	Form of determination
The Independent Accountants' determination shall:

(a)
be limited to whether any arguments for the alteration to the Final Completion Statement put forward by the Purchaser are correct, and if so, what alterations should be made to correct any inaccuracy or error in the Final Completion Statement;

(b)	be given in writing in the English language; and

(c)	include the reasoning supporting the determination.

9.	Determination final and binding
Save in the case of fraud or manifest error, the Independent Accountants' determination shall be final and binding on the parties.

10.	Role of Independent Accountants
The Independent Accountants shall act as experts and not as arbitrators.

11.	Costs of the parties
The Sellers and the Purchaser shall bear their own respective costs incurred in respect of the dispute resolution process under this schedule.

12.	Costs of the Independent Accountants
The costs of the Independent Accountants (including their expenses and the costs of any advisers to the Independent Accountants) shall be borne by the parties in such proportions as the Independent Accountants shall determine in their absolute discretion or, in the absence of any such determination, by the Sellers and the Purchaser equally.

13.	Retention of documents relating to dispute
Each of the Institutional Seller, the Purchaser and the Independent Accountants shall, and shall procure that their respective advisers shall, keep all information and documents provided to them under this schedule confidential for the period ending on the date three years after the Completion Date, and shall not use the same for any purpose, except in connection with the preparation of the Final Completion Statement, the proceedings of the Independent Accountants or another matter arising out of this agreement or in defending any claim relating to this agreement.

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SIGNATORIES

IN WITNESS WHEREOF this agreement has been duly executed on the day and year written above.

HSBC INVESTMENT BANK HOLDINGS PLC

By: /s/ Michael Kershaw
Name: Michael Kershaw
Title: Attorney (by power of attorney)

JAMES GASKELL

By: /s/ James Gaskell
Name: James Gaskell
Title: Senior management

WILLIAM JOHN BAYLISS

By: /s/ William John Bayliss
Name: William John Bayliss
Title: Senior Management

ADRIAN BANNISTER

By: /s/ William John Bayliss
Name: William John Bayliss
Title: Attorney (by power of attorney)

ANTHONY ALEXANDER

By: /s/ William John Bayliss
Name: William John Bayliss
Title: Attorney (by power of attorney)

CHRISTOPHER CHAPMAN

By: /s/ William John Bayliss
Name: William John Bayliss
Title: Attorney (by power of attorney)

CHRISTOPHER FORDE

By: /s/ William John Bayliss
Name: William John Bayliss
Title: Attorney (by power of attorney)

MICHAEL MAIN

By: /s/ William John Bayliss
Name: William John Bayliss
Title: Attorney (by power of attorney)

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WOLFGANG WANDL

By: /s/ James Gaskell
Name: James Gaskell
Title: Attorney (by power of attorney)

INFLEXION FUND 2 LIMITED PARTNERSHIP

Acting through its general partner INFLEXION SCOTTISH LIMITED PARTNER
Acting in turn through its general partner INFLEXION GENERAL PARTNER LIMITED

By: /s/ Timothy Smallbone
Name: Timothy Smallbone
Title: Attorney (by power of attorney)

INFLEXION MOORINGS CO-INVESTMENT A LIMITED PARTNERSHIP

Acting through its general partner INFLEXION G.P. LIMITED

By: /s/ Timothy Smallbone
Name: Timothy Smallbone
Title: Attorney (by power of attorney)

STEPHEN JOHN CURL

By: /s/ Timothy Smallbone
Name: Timothy Smallbone
Title: Attorney (by power of attorney)

SCOTT ALLAN TAYLOR

By: /s/ Timothy Smallbone
Name: Timothy Smallbone
Title: Attorney (by power of attorney)

MOOR-TECH AS

By: /s/ James Gaskell
Name: James Gaskell
Title: Attorney (by power of attorney)

HUGH ALLAN WEBSTER

By: /s/ James Gaskell
Name: James Gaskell
Title: Attorney (by power of attorney)

LØP AS

By: /s/ James Gaskell
Name: James Gaskell
Title: Attorney (by power of attorney)

DM_US 46029784-1.065322.0122
58

ACTUANT ACQUISITIONS LIMITED

By: /s/ Theodore C. Wozniak
Name: Theodore C. Wozniak
Title: Attorney (by power of attorney)

ACTUANT CORPORATION

By: /s/ Theodore C. Wozniak
Name: Theodore C. Wozniak
Title: Attorney (by power of attorney)

DM_US 46029784-1.065322.0122
59